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Barnes GROUP INC

# Notice of 2019 Annual Meeting of Stockholders & Proxy Statement

May 3, 2019
Bristol, Connecticut

123 Main Street
Bristol, Connecticut 06010

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

March 22, 2019

Dear Shareholders:

You are invited to attend Barnes Group Inc.’s 2019 Annual Meeting of Stockholders to be held at the DoubleTree By Hilton, 42 Century Drive, Bristol, CT 06010 on May 3, 2019, at 11:00 a.m., Eastern Time (E.T.). Following a report on business operations, stockholders will vote on the following proposals:

Proposals		Board Vote Recommendation
1.	Election of 12 directors (page 7)	FOR
2.	Advisory vote for the resolution to approve the Company’s executive compensation (page 21)	FOR
3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2019 (page 58)	FOR
●	To transact such other business that may properly come before the meeting

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible.

You are eligible to vote if you were a stockholder of record at the close of business on March 8, 2019 (Record Date). Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Stockholders of record are entitled to vote at the meeting or in the following ways:

Vote by Phone - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. E.T. the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

Vote by Internet - www.proxyvote.com or scan the QR Barcode (left)
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. E.T. the day prior to the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Vote by Mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Cordially,

Thomas O. Barnes
Chairman of the Board

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement carefully before voting.

Proposals

Proposals		Board Vote Recommendation
1.	Election of 12 directors (page 7)	FOR
2.	Advisory vote for the resolution to approve the Company’s executive compensation (page 21)	FOR
3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2019 (page 58)	FOR
●	To transact such other business that may properly come before the meeting

2019 Director Nominee Highlights

Name	Age	Independent	Director Service	Other Public Company Boards	Board Committee Memberships
Thomas O. Barnes Chairman of the Board, Barnes Group Inc.	70	✓	1978	n/a	●n/a
Elijah K. Barnes Principal, Avison Young	38	✓	2016	n/a	●Audit
Gary G. Benanav Former CEO, New York Life International, LLC and Former Vice Chairman and Director, New York Life Insurance Company	73	✓	1994	n/a	●Compensation and Management Development ●Corporate Governance
Patrick J. Dempsey President and CEO, Barnes Group Inc.	54		2013	1	●n/a
Richard J. Hipple Former Executive Chairman, Materion Corporation	66	✓	2017	3	●Compensation and Management Development ●Corporate Governance
Thomas J. Hook CEO, Q Holding Company	56	✓	2016	n/a	●Audit ●Corporate Governance
Mylle H. Mangum CEO, IBT Holdings, LLC	70	✓	2002	3	●Compensation and Management Development (Chair)
Hans-Peter Männer Managing Director of HPM Invest GmbH	56		2016	n/a	●n/a
Hassell H. McClellan Former Associate Professor of Finance and Policy, Boston College’s Wallace E. Carroll School of Management	73	✓	2010	n/a	●Audit ●Corporate Governance (Chair)
William J. Morgan Former Partner, KPMG LLP	72	✓	2006	1	●Audit (Chair) ●Corporate Governance
Anthony V. Nicolosi Former Regional Risk Management Partner for the Americas, KPMG LLP	65	✓	2017	n/a	●Audit
JoAnna L. Sohovich CEO, The Chamberlain Group, Inc.	47	✓	2014	n/a	●Compensation and Management Development

10 of 12 Nominee Directors are Independent	Average Tenure is 10.6 Years

Strong Director Engagement - Overall Meeting Attendance - 99%

Director Skills, Knowledge and Experience

Public Company Executive	Financial Literacy	Global Business Experience	Business or Engineering Degree/License

Manufacturing/ Operational Experience	Experience in Aerospace, Industrial, Automation, or Plastics End-Markets	Other

Governance Highlights

Board Independence	Lead Independent Director
●Independent Chairman of the Board ●10 of our 12 directors are independent ●CEO is the only management director ●All Board committees are composed exclusively of independent directors
●Clearly established authority and responsibility over Board governance and operations
●Selected by independent directors
●Serves as a liaison between the Chairman of the Board and the independent directors
●Presides at executive sessions of the independent directors

Board Practices	Other Best Practices
●Annual Board and committee evaluations
●Regular review of committee chair and member rotation
●Directors may not stand for election after age 75
●Corporate Governance Guidelines require directors to attend education programs and briefing sessions
●Prohibition on directors simultaneously serving on more than 3 public company audit committees, including the Company’s
●Annual election of directors
●Declassified Board
●Regular executive sessions of Board and committees without management present

●A policy that requires Corporate Governance Committee approval before an executive officer accepts outside board membership with for-profit entities
●Stockholder engagement and outreach to allow for management and the Board to understand and consider issues that matter most to stockholders and enable the Company to address them effectively
●Restrictions on hedging and pledging Company stock by directors and executive officers

Shareholder Rights and Accountability	Stock Ownership
●Directors must receive more “for” than “withhold” votes in uncontested elections
●Stockholders have right to hold special meetings
●Stockholder right to proxy access
●No stockholder rights (poison pill) or similar plan
	Directors	5X	Annual Cash Retainer

	CEO	5X	Annual Salary

	Other NEOs	3X	Annual Salary

Corporate Social Responsibility
Community	Diversity and Inclusion
●A 2-for-1 contribution matching program enabling employees to direct funds to organizations they care about and promote good corporate citizenship
●Assistance to our communities through student scholarships, volunteer action awards, charitable giving, United Way support, disaster relief, Relay for Life (American Cancer Society) and other volunteer events

●Emphasis on building an inclusive, diverse, passionate and energized workforce
●Promotion of a culture that empowers employees and encourages collaboration, flexibility and fairness across all levels of the organization
●Leverage of Manufacturing Day and apprentice programs to attract, hire and train skilled employees in various technical areas to help build a diverse talent pipeline for the future

Health, Safety & the Environment	Compliance and Ethics
●Continuous focus on our environmental footprint by increasing energy efficiency, renewable energy use, and minimizing waste where practical
●Focus on behavior-based safety, and other injury prevention activities, through initiatives such as the Critical Risk Mitigation Program and other injury prevention activities
●Annual publication of Corporate Social Responsibility report located at http://www.barnesgroupinc.com/about-bgi/corporate-social-responsibility.aspx

●A culture of high integrity through our Code of Business Ethics and Conduct (“CBEC”) and compliance program
●Employee training to ensure familiarity with CBEC, relevant laws and Company policies
●Adherence to world-class corporate governance polices
●Launch, in 2018, of a new Supplier Code of Business Ethics and Conduct to support ethical sourcing practices (http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/2018/Code-of-Business-Ethics-and-Conduct-for-Suppliers-11-6-2018.pdf)

Compensation

2018 Executive Compensation - Key Elements

The following summarizes the key features of the compensation program for our named executive officers (NEOs).

Executive Compensation - Key Elements
Short-Term			Long-Term Equity Incentive Award
Base Cash Salary	Annual Cash Incentive Award	PSAs		Stock Options	RSUs
Base salaries are reviewed annually and are typically increased at periodic intervals, often at the time of a change in position or assumption of new responsibilities.

Stockholder-approved program with payouts based on accomplishing targeted financial performance measures.

Annual incentive targets for our NEOs range from 45% to 75% of base salary at target level performance.

Actual payouts may range from zero to three times target based on performance compared to our three performance measures.

		Performance-based vesting at the end of a 3-year period; based on three equally weighted measures in 2018:		Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.	Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.
		(1)	EBITDA growth relative to the performance of the Russell 2000 Index companies;
		(2)	Total Shareholder Return (TSR) relative to the performance of the Russell 2000 Index companies; and
		(3)	Return On Invested Capital (ROIC) performance against an absolute internal goal as determined by the Compensation Committee.

Other Compensation and Benefits

Retirement
●	NEOs participate in qualified retirement programs generally available to the Company’s U.S. employees. NEOs also participate in a nonqualified retirement program that provides benefits on base salary earnings in excess of Internal Revenue Service (IRS) limits on qualified plans. Messrs. Dempsey, Stephens and Ms. Edwards also participate in grandfathered nonqualified executive retirement programs that are closed to new entrants.
Change in Control and Severance
●	Severance payable, and benefit continuation, upon termination of employment in certain specified circumstances or upon a change in control. Severance ranges from a multiple of one times base salary plus pro rata bonus for certain non-change in control events, to two times base salary plus pro rata bonus and additional benefits for other change in control events.
Limited Perquisites
●	Financial planning and tax preparation services, annual physicals (for amounts not otherwise covered by health insurance) and executive life insurance (with tax gross-up benefit for grandfathered participants only).

2018 NEO Compensation Summary

Name & Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value & Nonqualified Deferred Comp. Earnings	All Other Comp.	Total
Patrick J. Dempsey President and CEO	$862,500	$0	$3,355,014	$760,250	$1,009,155	$643,503	$159,472	$6,789,894
Christopher J. Stephens, Jr. SVP, Finance and CFO	486,250	0	746,082	172,784	376,751	30,254	287,788	2,099,909
Scott A. Mayo[1] SVP and President, Barnes Industrial	440,000	0	438,756	101,111	187,777	0	29,206	1,196,850
Michael A. Beck SVP and President, Barnes Aerospace	405,000	0	418,992	95,991	406,827	0	36,737	1,363,547
Dawn N. Edwards SVP, Human Resources	310,000	0	274,716	62,714	214,518	0	127,629	989,577
1.	Effective February 8, 2019, Mr. Mayo no longer holds the position of Senior Vice President, Barnes Group Inc. and President, Barnes Industrial.

Proxy Statement for 2019
Annual Meeting of Stockholders
May 3, 2019

We are sending this proxy statement and a proxy or voting instruction form in connection with Barnes Group Inc.’s solicitation of proxies on behalf of its Board of Directors, for our 2019 Annual Meeting of Stockholders. Availability of this proxy statement and accompanying materials is scheduled to begin on or about March 22, 2019. “Voting Information” may be found on page 59.

PROXY STATEMENT TABLES

GOVERNANCE

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders. Our Board and senior management devote considerable time and attention to corporate governance matters and we maintain a comprehensive set of policies and procedures to enable effective corporate governance. We regularly review best practices in corporate governance and modify our policies and procedures as warranted. We solicit feedback from stockholders on governance and executive compensation practices.

You can access the following governance materials on our website at www.BGInc.com; click on “Investor Relations” and then “Corporate Governance.” These materials will also be provided without charge to any stockholder upon written request to Manager, Stockholder Relations and Corporate Governance Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Governance Materials

–	Bylaws	–	Conflict Minerals Report
–	Certificate of Incorporation	–	Corporate Governance Guidelines
–	Charters for our Board Committees	–	Corporate Social Responsibility Report
–	Code of Business Ethics and Conduct	–	Code of Business Ethics and Conduct for Suppliers

Code of Business Ethics and Conduct

Our Company has long held the belief that integrity, and the way we treat our employees, stockholders, customers, suppliers, competitors and communities, are key to our Company’s longevity and success. Our values, as well as our Barnes Enterprise System (BES), form the foundation of our business culture and serve as a roadmap for navigating the complex and dynamic marketplaces in which we do business. Our Code of Business Ethics and Conduct (Code) reinforces these values and principles, and establishes the behaviors that we expect from all of our employees, officers and directors in maintaining the highest levels of integrity in everything we do. Our Code applies to everyone at our Company and unites us as One Team, One Company. By acting consistent with our Code, we sustain the Company’s reputation and continue to build on our successes.

Key Governance Change in 2018

In addition, in 2018, the Company launched a Code of Business Ethics and Conduct for Suppliers (“Supplier Code”). The Supplier Code, published on our website, is our effort to communicate the expectations we have for our suppliers and partners around the world. The Supplier Code makes it clear that all suppliers and partners must adhere to the Barnes Code of Business Ethics and Conduct, and also makes it clear that Barnes’ suppliers and partners must ensure the safety, security and fundamental human rights of their employees while taking steps to safeguard the environment, all of which are consistent with Barnes’s core values. The Supplier Code is located at (http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/2018/Code-of-Business-Ethics-and-Conduct-for-Suppliers-11-6-2018.pdf).

Proposal 1 – Election Of Directors

Upon the recommendation of the Corporate Governance Committee, the Board has nominated Thomas O. Barnes, Elijah K. Barnes, Gary G. Benanav, Patrick J. Dempsey, Richard J. Hipple, Thomas J. Hook, Mylle H. Mangum, Hans-Peter Männer, Hassell H. McClellan, William J. Morgan, Anthony V. Nicolosi and JoAnna L. Sohovich to be elected at the 2019 Annual Meeting for continuing membership to the Board.

The Board has determined that except for Messrs. Dempsey and Männer, each nominee is an independent director. If elected, each nominee will hold office until the 2020 annual meeting unless any of them earlier dies, resigns, retires or is removed, as provided in the Bylaws.

The twelve nominees are listed herein with brief biographies. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company unless otherwise noted.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe the persons nominated will be unable to serve if elected.

The Board recommends a vote FOR all nominees.

Board Of Directors

Nominees for Director Election

THOMAS O. BARNES	Age: 70	Director since: 1978	Committees: None
Mr. Barnes is Chairman of the Board and was a non-management employee of the Company through December 31, 2014. From 2007 until 2012, he served as a director of New England Bank Shares, Inc. He served as a director of Valley Bank from 2005 to 2007, when it was merged into New England Bank Shares, Inc. Mr. Barnes’s qualifications to be a member of our Board include his experience in the fields of manufacturing, finance and governance with numerous organizations throughout his career, including the Company’s former distribution business. In addition, Mr. Barnes has owned and managed several businesses and has experience in the commercial lending field. He has served on the Board for 40 years, has served as Chairman of our Board since 1995, and has served as chairman, trustee or director for over 20 non-profit organizations.

ELIJAH K. BARNES	Age: 38	Director since: 2016	Committees: Audit
Mr. Barnes serves on the Audit Committee of the Board of Directors. Mr. Barnes has over 13 years of experience in the areas of commercial real estate, lease negotiation, marketing and finance. He is currently a Principal at Avison Young, where he is the co-head of the Agency Leasing Practice Group for the Washington D.C. office. From 2008 to 2014, he was Managing Director and Principal at Cassidy Turley. Prior to Cassidy Turley, he was a Vice President for the Leasing Management Group at Jones Lang LaSalle. He received his bachelor’s degree in Economics from the University of Virginia and his Masters in Business Administration from Johns Hopkins University. Mr. Barnes is a National Association of Corporate Directors (NACD) Governance Fellow. He demonstrated his commitment to the highest standards of boardroom excellence by earning NACD Fellowship—The Gold Standard Director Credential. NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence, and leading boardroom practices. Mr. Barnes’ qualifications to serve on our Board include his significant commercial real estate experience that contributes to the Company’s management of its extensive owned and leased real estate portfolio, including compliance with evolving financial and accounting standards concerning owned and leased properties. In addition to his business and financial qualifications, Mr. Barnes is the sixth generation of the Barnes family to serve on the Board, continuing a legacy of family oversight that is uniquely devoted to the Company’s long-term success and returning value to Company stockholders.

GARY G. BENANAV	Age: 73	Director since: 1994	Committees: CMDC, CG
Mr. Benanav retired in March 2005 from New York Life International, LLC where he was the Chief Executive Officer from December 1997, and the Vice Chairman and a director of New York Life Insurance Company from November 1999. From January 2000 to May 2016, he served as a director of Express Scripts Holding Company (ESI), a full-service pharmacy benefit management company. Mr. Benanav’s qualifications to be a member of our Board include having served as the executive officer of two U.S. corporations with assets in excess of $100 billion, extensive international business experience, extensive management responsibility for U.S. and international insurance and financial services companies, experience in dealing with regulators and legislators, extensive knowledge of finance and accounting matters including complex financial statement and accounting issues across various types of businesses, and practice as a business attorney for 15 years, including serving as a legal advisor to boards of directors for over five years. In addition, Mr. Benanav received a Presidential appointment as U.S. representative to APEC Business Advisory Council (2002 to 2005).

PATRICK J. DEMPSEY	Age: 54	Director since: 2013	Committees: None
Mr. Dempsey was appointed the President and Chief Executive Officer of the Company in March 2013. Prior to this appointment, since February 2012, he served as the Company’s Senior Vice President and Chief Operating Officer, and was responsible for oversight and direction of the Company’s global business segments, as well as working closely on the development and execution of the Company’s strategic plan. Mr. Dempsey joined the Company in October 2000 and has held a series of roles of increasing responsibility. He was appointed Vice President, Barnes Group Inc. and President, Barnes Aerospace in 2004, Vice President, Barnes Group Inc. and President, Barnes Distribution in October 2007, and Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services in October 2008. Mr. Dempsey was appointed a director of Nucor Corporation in 2016 and serves on Nucor’s Audit, Compensation and Executive Development, and Governance and Nominating Committees. Mr. Dempsey’s qualifications to be a member of our Board include his extensive knowledge of the Company’s business operations and his depth of experience in the fields of business management, enterprise management systems, business development and international operations.

RICHARD J. HIPPLE	Age: 66	Director since: 2017	Committees: CMDC, CG
Mr. Hipple serves on the Board of Director’s Corporate Governance and Compensation and Management Development Committees. Mr. Hipple is the retired Executive Chairman of the board of directors of Materion Corporation, a title he held until December 2017. Materion is an integrated producer of engineered materials and coatings used in a range of electrical, electronic, thermal, optical, and structural applications. Previously, he was the Chairman, President, and Chief Executive Officer of Materion from 2006 to 2017 and its President and Chief Operating Officer from 2005 to 2006. He initially joined Materion in 2001. Prior to joining Materion, Mr. Hipple served 26 years in roles of increasing responsibility at LTV Corporation, a large U.S. metals conglomerate, culminating in the position of President. Mr. Hipple previously served on the board of directors of Ferro Corporation (having served as Lead Independent Director, Chair of the Compensation Committee and member of the Governance Committee) and is currently a member of the board of directors for KeyCorp (having served on the Risk Committee and Audit Committee) and Luxfer Holdings PLC (having served as Chair of the Remuneration Committee and member of the Audit Committee). He also is a member of a number of civic boards and associations, including at present the board of the Greater Cleveland Partnership, and the Cleveland Institute of Music as Chairman of the trustees. Mr. Hipple is a graduate of Drexel University with a Bachelor of Science degree in engineering. Our Board appointed Mr. Hipple to the Board as a director in December 2017. Mr. Hipple’s qualifications to be a member of our Board include his extensive executive management and leadership experience and an accomplished record of leading transformational global growth and product diversification, including through acquisitions. Additionally, Mr. Hipple brings a wealth of additional public company board experience to our Board.

THOMAS J. HOOK	Age: 56	Director since: 2016	Committees: Audit, CG
Mr. Hook is the Chief Executive Officer of Q Holding Company, having been appointed in September 2017. Prior to that he was the President and Chief Executive Officer of Integer (formerly Greatbatch) since August 2006. Prior to this, he was Chief Operating Officer, a position to which he was appointed in September 2004. From August 2002 until September 2004, Mr. Hook was employed by CTI Molecular Imaging where he served as President, CTI Solutions Group. From March 2000 to July 2002, he was General Manager, Functional and Molecular Imaging for General Electric Medical Systems. From 1997 to 2000, Mr. Hook worked for the Van Owen Group Acquisition Company and prior to that, Duracell, Inc. He is Chairman of the Board of HealthNow New York, Inc., a leading health care company in Western New York that provides quality health care services to companies and individuals in that region, and serves on its executive committee. Mr. Hook’s qualifications to be a member of our Board include his wealth of leadership experience, particularly in the high-tech manufacturing industry, together with his substantial knowledge of finance and accounting by virtue of his educational background and multiple executive management positions.

MYLLE H. MANGUM	Age: 70	Director since: 2002	Committees: CMDC (Chair)
Ms. Mangum has served as Chief Executive Officer of IBT Holdings, LLC, a leading provider of design/build solutions for financial services and retail markets, since October 2003. Prior to this, she served as the Chief Executive Officer of True Marketing Services, LLC since July 2002, focusing on consolidating marketing services companies. From 1999 to 2002, she was the Chief Executive Officer of MMS Incentives, Inc., a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She is currently a director of PRGX Global, Inc. (serving on the Compensation Committee and as Chair of the Nominating and Corporate Governance Committee); Haverty Furniture Companies, Inc. (serving on the Executive Committee and Executive Compensation and Employees Benefits Committee); and Express, Inc. (serving as Chairman of the Board and as a member of the Compensation and Governance Committee and the Audit Committee). She also served as a director of Collective Brands Inc., and its predecessor Payless ShoeSource, Inc., from 1997 to 2012, Scientific-Atlanta, Inc. from 1993 to 2006, Respironics, Inc. from 2004 to 2008, Matria Healthcare, Inc. from 2006 to 2008, and Emageon Inc. from 2004 to 2009. Ms. Mangum’s qualifications to be a member of our Board include her current service as a chief executive officer, and extensive business and management experience including, in addition to that mentioned above, serving as an executive with General Electric, BellSouth and Holiday Inn Worldwide. She has extensive knowledge of marketing, global manufacturing, accounting and finance, as well as compliance and internal controls.

HANS-PETER MÄNNER	Age: 56	Director since: 2016	Committees: None
Mr. Männer is the former Chief Executive Officer of Otto Männer GmbH, a leader in the development and manufacture of high precision molds, valve gate hot runner systems, and micro-injection molding systems which the Company acquired in 2013. Prior to joining Männer in 1990, Mr. Männer studied product engineering at the University of Applied Sciences, graduating as a civil engineer completing three years of vocational training as a toolmaker. He has over 18 years experience as a board member for Volksbank Freiburg and over 10 years of experience as a board member for WVIB Wirtschaftsverband, a trade association. Mr. Männer is currently the Managing Director of HPM Invest GmbH, a limited partnership managing properties and capital assets. He holds an Executive MBA from Steinbeis University, Berlin. The Board appointed Mr. Männer to the Board as a director in 2016. Mr. Männer’s qualifications to be a member of our Board include his extensive experience in the plastic injection molding industry and industrial manufacturing, together with a background in finance and asset management. As such, Mr. Männer is well-qualified to help lead the strategic direction and investment decisions for the Company’s evolving portfolio of differentiated technologies.

HASSELL H. MCCLELLAN	Age: 73	Director since: 2010	Committees: Audit, CG (Chair)
Dr. McClellan retired in 2013 as an Associate Professor of Finance and Policy at Boston College’s Wallace E. Carroll School of Management, where he served as the Associate Dean from 1996 to 2000. Dr. McClellan had been a member of the faculty of Boston College since 1984. He specializes in global competitiveness and strategic management for boards of directors and financial services, and has both an MBA and a Doctor of Business Administration degree. Dr. McClellan has served as trustee of the Virtus Variable Insurance Trust (formerly Phoenix Edge Series Fund) since 2008, as trustee of both the John Hancock Variable Insurance Trust and John Hancock Funds II since 2005, as trustee of John Hancock Funds and John Hancock Funds III since 2012, and as trustee of Virtus Mutual Funds since January 1, 2015. Dr. McClellan’s qualifications to be a member of our Board include his extensive experience and expertise in global competitiveness, strategic planning and finance. In addition to his academic achievements in these areas, he has served as a board member or trustee of more than ten non-profit and private organizations.

WILLIAM J. MORGAN	Age: 72	Director since: 2006	Committees: Audit (Chair), CG
Mr. Morgan is a retired partner of the accounting firm KPMG LLP (KPMG) where he served clients in the industrial and consumer market practices. After his retirement in 2006, and until 2010, he was a consultant to KPMG’s Leadership Development Group and Dean of KPMG’s Chairman’s 25 Leadership Development Program. He is the Audit Committee financial expert of our Board. From 2004 until 2006, Mr. Morgan was the Chairman of KPMG’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. He previously served as the Managing Partner of KPMG’s Stamford, Connecticut office. Mr. Morgan is currently a director of PGT, Inc., serving as the Chair of its Audit Committee and a member of its Corporate Governance Committee. From 2014 to January 2018, he also was a director of the J.G. Wentworth Company and member of its Audit Committee. He previously served as a member of the Boards of Directors for KPMG and KPMG Americas. In addition to his service with KPMG and on other boards of directors, Mr. Morgan’s qualifications to be a member of our Board include his 39 year career and expertise in the accounting and auditing fields, as well as his extensive practice as a certified public accountant and experience working with global industrial companies relative to accounting, finance, auditing, controls, risk management, compliance and corporate governance.

ANTHONY V. NICOLOSI	Age: 65	Director since: 2017	Committees: Audit
Mr. Nicolosi is a retired partner of the accounting firm KPMG LLP (KPMG) where he had an approximately 39 year career. Most recently, Mr. Nicolosi served in the Firm’s National Office from 2008 to 2013 as the Regional Risk Management Partner for the Americas (one of three KPMG Global Regions), the National Partner in charge of Risk Management for the U.S. Audit Practice and the Coordinator of the Firm-wide Enterprise Risk Management Process. He also served as a member of the Global Quality and Risk Management Steering Group; U.S. Legal, Risk and Regulatory Committee; Audit Operations Leadership and others. From 1987 to 2008, Mr. Nicolosi held positions as Engagement Partner or SEC Reviewing Partner for U.S. and multinational clients in many industries, including diversified industrials and power generation. For certain years in this period, Mr. Nicolosi served in the National Office’s Department of Professional Practice and held various leadership positions. Mr. Nicolosi also served for over 10 years as a panel member on KPMG’s Audit Committee Institute roundtables and other related initiatives. Mr. Nicolosi’s qualifications to be a member of our Board include his extensive practice as a certified public accountant and experience relative to accounting, auditing, internal controls, risk management, compliance and corporate governance acquired through serving notable multinational companies, leadership positions, audit committee contributions and more.

JOANNA L. SOHOVICH	Age: 47	Director since: 2014	Committees: CMDC
Ms. Sohovich is the Chief Executive Officer of The Chamberlain Group, Inc. having served in the role since February 2016. Prior to that she was the Global President, STANLEY Engineered Fastening at Stanley Black & Decker, Inc. where she led a global technology and manufactured goods business. Before being appointed to this position in 2015, she served as Global President, Industrial & Automotive Repair since 2012 and, prior to that, Industrial & Automotive Repair President -North America, Asia and Emerging Regions since 2011, both at Stanley Black & Decker, Inc. From 2002 to 2011, Ms. Sohovich served in several roles of increasing responsibility at Honeywell International, including President, Security & Communications from 2010 to 2011 emphasizing new product development and innovation, Vice President & General Manager, Commercial Building Controls from 2008 to 2010, leading growth initiatives across a broad commercial building controls portfolio, and Integration Leader from 2007 to 2008 resulting in Honeywell’s successful acquisition and integration of Maxon Corporation. Ms. Sohovich served as Vice President, Six Sigma for Honeywell from 2004 to 2005. Her earlier experience includes Plant Management, Repair and Overhaul Shop Management, Quality Management and service as an officer in the United States Navy. Ms. Sohovich’s qualifications to be a member of our Board include her extensive executive management and leadership experience, broad knowledge of industrial manufacturers, global mindset and direct experience in driving innovation and strategic growth initiatives.

Director Independence Assessment

The Board has adopted categorical standards to guide it in determining director independence. Under these standards, which are part of our Corporate Governance Guidelines, an “independent” director must meet the independence requirements in the New York Stock Exchange (NYSE) listing standards, including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company.

a.

A director will not be independent if (i) the director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the NYSE) other than on an interim basis; (iii) the director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $120,000 in direct compensation from the Company, other than compensation received by an immediate family member of a director for service as a non-executive employee of the Company and director and committee fees and deferred compensation for prior service, provided, that such deferred compensation is not contingent on continued service; (iv) the director is employed by the Company’s independent auditor; (v) an immediate family member of the director is employed by the Company’s independent auditor (I) as a partner or (II) otherwise as an employee who personally works on the Company’s audit; (vi) the director or an immediate family member was within the last three years a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; or (vii) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company director or an immediate family member of the director as an executive officer.

b.

The following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence: (i) if a Company director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of such organization’s total annual charitable receipts, provided, that the amount of the Company’s contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.

c.

For relationships not covered by b. above, the directors who are independent under the Corporate Governance Guidelines in a. and b. above will determine whether the relationship is material and, therefore, whether the director is “independent.” The Company will explain in the next proxy statement the basis of any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality in b. above.

The Board has determined that, other than Messrs. Dempsey and Männer, all of our director nominees are independent under the listing standards of the NYSE and the above categorical standards.

Process For Selecting Director Nominees, Stockholder Recommended Director Candidates

Nominee Qualifications

The Corporate Governance Committee strives to maintain an engaged and independent Board with broad and diverse qualifications that serve the long-term interests of our stockholders. Candidates for Director shall be selected on the basis of their qualifications, such as:

●	Character, wisdom, judgment and integrity;
●	Experience in positions with a high degree of responsibility;
●	Prominence and accomplishments in areas relevant to the Company’s business activities;
●	Understanding of the Company’s business environment;
●	Strategy-development, experience in technology-laden industrial businesses, and/or other relevant firms;
●	Capacity and desire to represent the interests of the Company’s stockholders as a whole;
●	Commitment to maximize stockholder value;
●	The extent to which the interplay of the nominee’s skills, knowledge, expertise and diversity of background with that of the other Board members will help build a Board that is effective in collectively meeting the Company’s strategic needs and serving the long-term interests of the Company or its stockholders; and
●	Ability to devote sufficient time to the affairs of the Company.

Director Nominee Selection Process

The Corporate Governance Committee will consider director candidates recommended by stockholders of the Company, directors, officers and third-party search firms. When utilizing a third-party search firm, the search firm is instructed to identify candidates based on criteria specified by the Corporate Governance Committee, perform initial screenings of the candidates’ resumes and conduct initial interviews. The Corporate Governance Committee evaluates stockholder-recommended candidates in the same manner as all other candidates. Information for stockholders wishing to submit a recommendation is located on page 61.

Recommendations From:	Corporate Governance Committee	Board of Directors	Stockholders
●Stockholders ●Management ●Directors/Officers ●Search Firms	●Interviews candidates ●Reviews qualifications and criteria ●Makes recommendations to the Board of Directors	●Reviews Corporate Governance Committee recommendation ●Selects director nominees	●Vote on nominees at the annual meeting

Board Size

Our Corporate Governance Guidelines provide that the Board should generally have no fewer than six and no more than twelve directors. The Board currently has twelve directors. Following the 2019 Annual Meeting there are still expected to be twelve directors. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 75th birthday. Each director is also required to advise the Chairman of the Board of any change in his or her status, including a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Mr. T. Barnes, Chairman of the Board, is designated to preside at executive sessions of non-management directors. Dr. McClellan, the Lead Independent Director, is designated to preside at executive sessions of the independent directors.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management and a highly engaged and high-functioning Board. The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors including the specific needs of the business and what is in the best interests of the Company’s stockholders. While our Chairman has been independent under relevant NYSE listing standards as of January 1, 2018, the Board has maintained a Lead Independent Director elected by our independent directors. Dr. McClellan continues to serve as Lead Independent Director.

The Responsibilities of the Lead Independent Director are:

●	Preside at all meetings of the Board at which the Chairman of the Board is not present
●	Preside at executive sessions of the independent directors
●	Serve as a liaison between the Chairman of the Board and the independent directors
●	Together with the Chairman of the Board, determine the nature and scope of the information sent to the Board
●	Approve the final meeting agendas for the Board following review by the Chairman of the Board
●	Approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items

The Board believes that the current structure is appropriate for the Company and provides for effective independent Board leadership and engagement. This structure is enhanced by the fact that the Board’s Audit, Compensation and Management Development (Compensation Committee), and Corporate Governance Committees are comprised entirely of independent directors. Further, the Company’s non-management directors meet in regularly-scheduled executive sessions, and the independent directors also periodically meet in executive sessions.

Board Committees

We have a standing Audit Committee, Compensation Committee and Corporate Governance Committee. The primary responsibilities for each of these committees are summarized below. Charters for the committees are available on the Company’s website, www.BGInc.com.

All members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent within the meaning of the NYSE listing standards and the Board’s categorical standards, and all members of both the Audit Committee and the Compensation Committee meet the additional independence requirements of the NYSE listing standards that are applicable to members of such committees.

Audit Committee

By its Charter, the Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight of: the integrity of the Company’s financial statements; the effectiveness of the Company’s internal control over financial reporting; the Company’s compliance with legal and regulatory requirements; the performance of the Company’s internal audit function; and the review of the qualifications, independence, and performance of the independent registered public accounting firm. Also, the Audit Committee has responsibility for overseeing the guidelines and policies that govern the processes by which the Company assesses and manages its exposure to risk. The Board has determined that Mr. Morgan, who qualifies as an independent director under the NYSE listing standards and the Company’s Corporate Governance Guidelines, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (SEC). For additional information about the Audit Committee’s oversight of the risks faced by the Company, see “Board Role in Risk Oversight” on page 17 and the “Audit Committee Report” on page 57.

Meetings in 2018: 8 Attendance: 100% Committee Chair: William J. Morgan Committee Members: ●Elijah K. Barnes ●Thomas J. Hook ●Hassell H. McClellan ●Anthony V. Nicolosi

Compensation and Management Development Committee

The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers and other senior management and provides oversight of the Company’s compensation philosophy and of compensation policies and practices as they relate to risk management. The Compensation Committee also acts as the oversight committee with respect to the Performance-Linked Bonus Plan, the 2014 Barnes Group Inc. Stock and Incentive Award Plan (the Stock and Incentive Award Plan), and other arrangements covering executive officers and other senior management. The Compensation Committee’s processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section. In overseeing those plans and programs, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company or the Company’s Benefits Committee. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

The Compensation Committee also oversees succession planning programs, including plans for the Chief Executive Officer and key officers, and reports to the Board at least annually regarding the strengths and weaknesses of the Company’s processes for management development and succession planning. Compensation Committee agendas are established in consultation with the Compensation Committee Chair and its independent compensation consultant. The Compensation Committee has sole authority to retain outside advisors to assist in evaluating executive officer compensation, and approve the terms of engagement including the fees of such advisors. The Compensation Committee typically meets in executive session without management present during each meeting.

Meetings in 2018: 4 Attendance: 100% Committee Chair: Mylle H. Mangum Committee Members: ●Gary G. Benanav ●Richard J. Hipple ●JoAnna L. Sohovich

Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning Board membership, functions and director compensation and the Company’s overall corporate governance policies and practices. The Corporate Governance Committee serves as the nominating committee for the Board. Additional responsibilities include board succession matters, the annual performance review of the Chairman of the Board, reviewing matters relating to potential director conflicts of interest, overseeing the Company’s practices related to political activities, and administering the Company’s related person transactions policy.

Meetings in 2018: 3 Attendance: 100% Committee Chair: Hassell H. McClellan Committee Members: ●Gary G. Benanav ●Richard J. Hipple ●Thomas J. Hook ●William J. Morgan

Board and Committee Meeting Attendance 2018

Directors are expected to attend our annual meeting of stockholders, all Board meetings and meetings of the committees on which they serve. Our Board held six regular meetings during 2018. Overall attendance at Board and committee meetings during 2018 was 99% for directors. All directors attended the 2018 Annual Meeting.

Board Role In Risk Oversight

While risk management is the responsibility of the Company’s management team, the Board is responsible for oversight of the Company’s risk management activities generally. The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level and each of the Committees of the Board are tasked with assisting the Board with the oversight of certain categories of risk management within their respective areas of responsibility.

Board of Directors
BOARD

	Audit Committee	Compensation and Management Development Committee	Corporate Governance Committee

MANAGEMENT	Internal Audit	Compliance Committee	Senior Leadership Team	Disclosure Committee

Board of Directors

Consistent with its oversight role, the full Board regularly receives information about the Company’s risk management activities and the most significant risks faced by the Company. This is accomplished through attendance at Committee meetings by the other Board members when warranted, periodic reports on these matters from each of the Committees, and by addressing significant risks with the full Board at Board meetings or in executive sessions as appropriate.

Audit Committee

The Audit Committee has primary responsibility for reviewing and discussing the guidelines and policies that govern the processes by which the Company assesses and manages its exposure to risk, including the Company’s enterprise risk management program.

The Audit Committee periodically meets with management and the Board of Directors to discuss these guidelines and policies, and reviews and assesses management’s identification and assessment of major risk exposure and the manner in which risk is being monitored and controlled in areas such as: external financial reporting and controls, litigation and compliance, safety and cybersecurity.

In conducting the above, the Audit Committee considers the nature of the material risks the Company faces and the adequacy of the Company’s guidelines and policies to respond to and manage these risks. The Audit Committee receives updates from management and others, including the Company’s internal and external auditors and, in many instances, the discussion of these risks factors is integrated within the topics on the Board and Committees agendas.

Compensation and Management Development Committee

The Compensation and Management Development Committee oversees compensation programs so that they are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee also:

●

Evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including key risk mitigation factors to ensure that our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business; and

●	Reviews and provides input to management regarding compensation risk management, including whether compensation arrangements incentivize unnecessary and excessive risk taking.

Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning the Company’s overall corporate governance policies and practices, including:

●	Reviewing potential director conflicts of interest;
●	Overseeing practices related to political activities; and
●	Administering the related person transactions policy.

Communication With Our Board

We have posted our Policy Regarding Reporting of Complaints and Concerns on our website. The policy provides that stockholders and other interested parties may communicate with the Board, a committee of the Board, the independent directors or with an individual director, by any of the following methods:

BY PHONE 1-800-300-1560

BY INTERNET https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp

BY MAIL Barnes Group Corporate Compliance Alertline P.O. Box PMB 3667 13950 Ballantyne Corporate Place, Ste. 300 Charlotte, NC 28277-2712

All complaints and concerns reported by the above methods will be received by a third-party provider, who will forward each complaint or concern to the Office of the General Counsel which is responsible for relaying communications to the Board. The Chair of the Audit Committee receives regular summary reports of all reported complaints and concerns.

Investor Outreach

We continued annual outreach to our institutional stockholders in 2018. During those outreach conversations, which included our Board members and management, we highlighted key governance practices, including the company’s focus on good governance and corporate social responsibility and aspects of our current executive compensation program. Our stockholders shared perspectives that were in general alignment with Company policy and practices described in this proxy statement.

DIRECTOR COMPENSATION IN 2018

The Corporate Governance Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. As part of its review, the Corporate Governance Committee periodically obtains competitive market data and retains the services of compensation consultants. The Company’s director compensation program is designed to attract and retain highly qualified directors and to reward the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for 2018:

Compensation Element	Description
Cash Retainer (paid quarterly)	●$95,000
Annual Equity Retainer
●RSUs valued at approximately $105,000 that vest quarterly granted to Board members in February
●Accelerated vesting in the event of a change in control, service terminating as a result of death or disability, or retirement
●Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date

Annual Chair Retainer (paid quarterly)	●Chairman of the Board:	$100,000	●Compensation Committee:	$15,000
	●Audit Committee:	$17,500	●Corporate Governance Committee:	$10,000
Other Fees
●Eligible to earn a $1,500 fee for serving on or chairing ad hoc or special committees of the Board and participating in specific Board projects, such as attending meetings with the Company’s senior management and interviewing prospective director or senior officer candidates

Other Benefits
●Business travel accident insurance
●Matching charitable gifts under the Barnes Group Foundation, Inc., the Company’s charitable foundation
●Life insurance and accidental death and dismemberment insurance (only for directors who joined before January 1, 2012)

New Director Award (one-time grant)
●RSUs equal to a pro rata portion of the annual equity retainer vesting over the remainder of the service year
●Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date

Non-Management Director Stock Ownership Requirements
●Ownership of five times the annual cash retainer
●Each of our non-management directors met this requirement as of January 1, 2019, with the exception of our newest directors, Richard J. Hipple, Anthony Nicolosi and Thomas J. Hook who joined the Board in December 2017, May 2017 and May 2016, respectively

Deferred Compensation

Under the Non-Employee Director Deferred Stock Plan each non-employee director who joined the Board before December 15, 2005 was granted the right to receive 12,000 shares of Common Stock when his or her membership on the Board terminates or, if sooner, when a change in control occurs. The plan also provides for the payment of dividend equivalents equal to one dividend per share for each dividend payment date payable quarterly and in cash.

Under the Directors’ Deferred Compensation Plan each non-employee director may defer all or a portion of his or her Board retainer and meeting fees, and/or the dividend equivalents paid under this plan. Directors may elect to credit such deferred compensation to a cash account, a phantom stock account, or a combination of the two.

Non-Management Director Stock Ownership Requirements

As reflected above, under our stock ownership requirements, each of our non-management directors is required to accumulate an ownership position in Company Common Stock equal in value to five times the annual cash retainer. Two-thirds of the value of unvested RSUs count toward achieving ownership requirements. Directors are required to retain all net after-tax proceeds from Company equity grants until ownership levels are met. Once ownership levels are met, the requirement is converted to a fixed number of shares, subject to increases based on increases to the annual cash retainer.

Director Compensation in 2018

The following table sets forth the aggregate amounts of compensation information for the year ended December 31, 2018 for non-management directors.

Name of Director	Fees Earned or Paid in Cash	Stock Awards[1]	Changes in Pension Value and Nonqualified Deferred Compensation Earnings[2]	All Other Compensation[3]	Total
Thomas O. Barnes	$195,000	$104,985	$0	$26,928	$326,913
Elijah K. Barnes	95,000	104,985	0	0	199,985
Gary G. Benanav	96,500	104,985	9,214	317	211,016
Richard J. Hipple	99,500	104,985	0	0	204,485
Thomas J. Hook	99,500	104,985	0	0	204,485
Mylle H. Mangum	110,000	104,985	0	317	215,302
Hans-Peter Männer	95,000	104,985	0	0	199,985
Hassell H. McClellan	109,500	104,985	0	317	214,802
William J. Morgan	114,000	104,985	0	317	219,302
Anthony V. Nicolosi	96,000	104,985	0	0	200,985
JoAnna L. Sohovich	96,500	104,985	0	0	201,485
1.	Stock Awards represent the aggregate grant date fair value of RSUs granted to directors under the Stock and Incentive Award Plan. The amounts differ from the annual retainer amount of $105,000 because the number of RSUs subject to the annual equity retainer is rounded to the nearest whole number. As of December 31, 2018, each non-management director held 442 unvested RSUs, which vested on February 1, 2019.
2.	Mr. Benanav participates in the Barnes Group Inc. Directors’ Deferred Compensation Plan. Interest is calculated each quarter, on the amount of deferred director fees and dividends, based upon the rate of interest for prime commercial loans on the first business day of each quarter. Any preferential amount would be determined by calculating the difference between the actual interest credited to Mr. Benanav and the interest that would have been earned using 120% of a ten-year Treasury bill rate. During 2018, there was $9,214 of preferential interest earned and the aggregate balance of this deferred compensation at December 31, 2018 was $1,981,737.
3.	The compensation represented by the amounts for 2018 set forth in the “All Other Compensation” column for the directors is detailed in the following table:

Name of Director	Taxes Paid on All Other Compensation[a]	Life Insurance Premium[b]	Other[c]	Total
Thomas O. Barnes	$14,272	$12,656	$0	$26,928
Elijah K. Barnes	0	0	0	0
Gary G. Benanav	0	0	317	317
Richard J. Hipple	0	0	0	0
Thomas J. Hook	0	0	0	0
Mylle H. Mangum	0	0	317	317
Hans-Peter Männer	0	0	0	0
Hassell H. McClellan	0	0	317	317
William J. Morgan	0	0	317	317
Anthony V. Nicolosi	0	0	0	0
JoAnna L. Sohovich	0	0	0	0
a.

Includes taxes paid pursuant to the terms of the SEELIP, under which the Company pays the policy premiums, and pays the income tax liability arising from its payment of the premiums and taxes. The SEELIP was closed to new participants effective April 1, 2011. The amount reflected is based on the maximum tax rates of the director’s jurisdiction.

b.	At December 31, 2018, the aggregate balance included $12,656 of life insurance premiums paid on behalf of Mr. T. Barnes under the SEELIP.
c.	Included in “Other” are life and accidental death and dismemberment insurance premiums paid by the Company for the benefit of Ms. Mangum and Messrs. Benanav, McClellan and Morgan.

COMPENSATION DISCUSSION AND ANALYSIS

Proposal 2 – Advisory Vote To Approve The Company’s Executive Compensation

We seek our stockholders’ advisory (non-binding) vote for the resolution to approve the compensation of our named executive officers (NEOs) as described in the Compensation Discussion and Analysis (CD&A), the executive compensation tables, and the accompanying narrative disclosure. This advisory proposal, known as a “say-on-pay” vote, gives stockholders the opportunity to vote whether or not to approve the compensation of our named executive officers as described in this proxy statement.

We recognize our stockholders’ interest in the Company’s executive compensation program. As such, we currently hold an annual say-on-pay vote. Our next say-on-pay vote will occur at our 2020 Annual Meeting.

The Company’s executive compensation programs are designed to attract, engage and retain highly qualified, high performing executive officers. The Company has a strong pay-for-performance philosophy, so we closely align our named executive officers’ compensation with the Company’s performance. We encourage stockholders to review the CD&A for a detailed description of our executive compensation programs. The Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the accompanying executive compensation tables and the related narrative discussion.”

This vote is advisory, which means that it is not binding on the Board or the Compensation and Management Development Committee (Compensation Committee), nor will it affect any compensation paid or awarded to any named executive officer. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our future executive compensation arrangements.

The Board recommends an advisory vote FOR the resolution to approve the Company’s executive compensation.

Executive Summary

This Compensation Discussion and Analysis (CD&A) describes:

●	Our executive compensation philosophy and programs
●	The compensation decisions that the Compensation Committee made under those programs and the underlying factors considered in making those decisions
●	The alignment and relationship between the Company’s 2018 performance and the resulting compensation

We also provide details regarding the individual components of our executive compensation programs and explain the Compensation Committee’s decisions as to particular executive compensation levels.

Our named executive officers (NEOs) for 2018 were:

NEO	Title
Patrick J. Dempsey	President and Chief Executive Officer
Christopher J. Stephens, Jr.	Senior Vice President, Finance and Chief Financial Officer
Scott A. Mayo[1]	Senior Vice President, Barnes Group Inc., and President, Barnes Industrial
Michael A. Beck	Senior Vice President, Barnes Group Inc., and President, Barnes Aerospace
Dawn N. Edwards	Senior Vice President, Human Resources
1.	Effective February 8, 2019, Mr. Mayo no longer holds the position of Senior Vice President, Barnes Group Inc. and President, Barnes Industrial.

Performance Highlights

The Company’s annual compensation program closely links compensation to Company performance and results. In 2018, the Company continued to execute on our four strategic pillars:

1.	Build a world-class company focused on high margin, high growth businesses;
2.	Leverage the Barnes Enterprise System (BES) to be a significant competitive advantage;
3.	Expand and protect our core intellectual property to deliver differentiated solutions; and
4.	Effectively allocate capital to drive top quartile Total Shareholder Return (TSR).

The effectiveness and execution of our global growth strategy resulted in a successful year.

●	The Company finished 2018 with impressive performance including an increase in sales of 4% and an increase in organic sales of 2%. Operating income grew 12.3%. Despite declines in the overall stock market in the latter part of 2018 and declines in total return in 2018 for the Company and the broader market, the Company’s three-year Total Shareholder Return performance remains favorable as compared to three-year average returns of the Russell 2000 Index and our Peer Group.
●	The Company completed two strategic acquisitions:
○	In the third quarter of 2018, the Company acquired Industrial Gas Springs Group Holdings Limited (IGS), a designer, manufacturer and supplier of customized gas springs. IGS serves diversified end markets including general industrial, transportation, aerospace, and medical, among others. IGS will operate as a business within Barnes Group’s Industrial Segment, complementing the Company’s Force and Motion Control strategic business unit.
○	In the fourth quarter of 2018, the Company acquired Gimatic S.r.l. (Gimatic). Gimatic designs and develops robotic grippers, advanced end-of-arm tooling systems, sensors and related components for industrial automation applications in end markets such as automotive, packaging, healthcare, and food and beverage, and will operate as a new strategic business unit within Barnes Group’s Industrial Segment.

●	We improved our organizational alignment behind BES and the strategic enablers – Innovation and the Talent Management System.
○	Within BES, we continue to drive our integrated operating system that promotes a culture of employee engagement and empowerment and that drives alignment across the organization around a common vision. In 2018, BES maturity levels improved at many of our business sites and within our functional teams as we continued to standardize our business processes to drive commercial, operational and financial excellence in everything we do.
○	With respect to Innovation, we made considerable progress on our transformational journey to position the Company as a leading global provider of engineered products and diversified industrial technologies. We did so by advancing deployment of digitalization and “smart factory” technologies while continuing to leverage the Company’s Global Innovation Forum (GIF). The mission of the GIF is to foster an environment that generates great ideas and shares best practices across the enterprise to maximize our collective strengths and create economies of scale in the development and commercialization of new and innovative products and services.
○	Our Talent Management focus resulted in substantial progress on systems and processes to attract, develop and retain top talent with the skills necessary to accelerate the Company’s performance to the next level. In 2018, we continued our outreach efforts to promote the Company’s global apprenticeship programs to the broader generation of future workers, driving awareness of the benefits of, and the exciting career opportunities within manufacturing.

Pay for Performance

In light of the strong support for our executive compensation program (98% of votes cast in favor of our say-on-pay resolution in 2018) as discussed under “Say on Pay Vote” below, the Company’s executive compensation programs for 2018 remained relatively unchanged from 2017, except for the following change.

●	With respect to the Company’s long-term equity incentive (LTI) awards, the Company added a third measure -- EBITDA growth relative to the performance of the Russell 2000 companies – to the Performance Share Award (PSA) program for the 2018-2020 performance period. This third measure, which has been used in prior years by the Company, will be used in combination with the existing two measures from 2017 – Total Shareholder Return (TSR) relative to the performance of the Russell 2000 companies, and Return On Invested Capital (ROIC) performance against an absolute internal goal as determined by the Compensation and Management Development Committee (Compensation Committee) and approved by the Board of Directors.

Annual Cash Incentive Program. For our 2018 annual cash incentive program, we continued to use Company-wide consolidated Revenue (Revenue), diluted Earnings Per Share (EPS) and Days Working Capital (DWC). These three corporate measures applied 100% to Messrs. Dempsey, Stephens, and Ms. Edwards. Messrs. Mayo and Beck were measured 40% on these corporate measures and 60% on the performance of the Industrial segment and Aerospace segment, respectively. We selected this combination of performance measures to emphasize profitable revenue growth, productivity and cash generation.

Results under our 2018 annual cash incentive compensation program are determined first according to generally accepted accounting principles (GAAP) but then may be adjusted to include or exclude certain unusual, non-recurring, or other adjustments as provided under our stockholder approved Performance-Linked Bonus Plan (PLBP). The Compensation Committee also retains negative discretion to further reduce, but not increase, actual awards paid to NEOs under the PLBP. The adjusted financial performance results certified by the Compensation Committee under the PLBP are non-GAAP financial measures.

For Messrs. Dempsey, Stephens and Ms. Edwards, we calculated annual cash incentive compensation using the following corporate measures and weighting (resulting in a payout of 154% of target):

Corporate Performance Measures	Weighting (%)	As Certified 2018 Results*	Comparison to Target	% Payout
Diluted EPS	60	$3.28	$0.27 above target	220%
Revenue (in millions)	20	$1,499	$5 above target	109%
Days Working Capital (DWC)	20	133	6 days above (worse than) target	0%

For Mr. Mayo, we calculated 40% of annual cash incentive compensation using the above corporate measures and weighting, and 60% using the following measures and weighting for the Industrial segment (resulting in a payout of 40% of target):

Industrial Performance Measures	Weighting (%)	As Certified 2018 Results*	Comparison to Target	% Payout
Operating Profit (in millions)	60	$145.8	$13.2 below target	38%
Revenue (in millions)	20	$995	$5 below target	85%
Days Working Capital (DWC)	20	122	9 days above (worse than) target	0%

For Mr. Beck, we calculated 40% of annual cash incentive compensation using the above corporate measures and weighting, and 60% using the following measures and weighting for the Aerospace segment (resulting in a payout of 228% of target):

Aerospace Performance Measures	Weighting (%)	As Certified 2018 Results*	Comparison to Target	% Payout
Operating Profit (in millions)	60	$58.2	$7.4 above target	293%
Revenue (in millions)	20	$439	$4 below target	88%
Days Working Capital (DWC)	20	149	1 day below (better than) target	173%
*	Detailed descriptions of the measures and process used to determine adjustments can be found in the “Annual Cash Incentive Awards” section on page 30.

Long-term Incentive Equity Awards. LTI awards are the largest component of our NEOs’ compensation opportunity. With the exception of our CEO, the LTI program consists of 50% performance share awards (PSAs) that are earned based on key performance criteria; 30% time-based restricted stock units (RSUs); and 20% stock options, as shown below:

For 2018, our CEO’s long-term incentive equity award weightings consisted of 60% PSAs, 20% stock options, and 20% RSUs to continue to reinforce the Company’s emphasis on performance-based compensation given his leadership and responsibility for executing the long-term strategy and continued transformation of the Company.

The 2018 PSA grant payouts may be earned based on three equally-weighted Company-wide metrics: EBITDA growth over a three-year period relative to the performance of the Russell 2000 Index companies, three-year TSR performance relative to the performance of the Russell 2000 Index companies, and three-year ROIC performance against an absolute internal goal. The grants made in 2018 cover the 2018 to 2020 performance period. Payouts, if any, under the 2018 grants will be made in 2021.

In 2018, the PSA grant for the 2015-2017 performance period, paid out at 159% of target, based on the following “As Certified” performance results:

Performance Measures	3 Year Performance	Relative Performance Level (Percentile)
TSR	79%	78th
EBITDA Growth (in millions)	12%	44th
ROIC	9.42%	N/A

Detailed descriptions of the performance results can be found in the “Payouts for the 2015-2017 Performance Period” section on page 34.

Compensation and Governance Practices

The Compensation Committee periodically reviews what it considers to be best practices in governance and executive compensation.

What We Do	What We Don’t Do

✓Link executive pay to objective, pre-established company financial performance goals through our annual cash incentive awards and long-term incentive plans
✓Place a majority of executive compensation at risk and subject a significant portion to attainment of performance objectives
✓Balance short- and long-term incentives, cash and equity, and fixed and variable pay
✓Compare executive compensation and company performance to a relevant peer group of companies
✓Require executives to meet and maintain minimum stock ownership requirements
✓With oversight from the Compensation Committee, perform annual risk assessments to ensure our compensation plans and programs are not likely to have an adverse effect on the Company
✓Maintain clawback agreements with our executive officers
✓Include cancellation provisions in our equity award agreements
✓Provide only limited perquisites
✓Restrict pledging and margin call arrangements by directors and executives

●No single-trigger change-in-control severance or equity award provisions
●No executive employment agreements
●No hedging by executives or directors of equity holdings in Company stock
●No dividend equivalents on performance shares unless and until awards are earned
●No tax gross-ups[1]
●No minimum payout for our annual cash incentive or long term incentive equity compensation
●No repricing of underwater stock options
●No excessive perquisites

1.	Except as disclosed below with respect to certain life insurance premium gross-ups for three of our NEOs under the closed SEELIP plan.

Say-On-Pay Vote

The Compensation Committee believes that our executive compensation programs are consistent with our pay-for-performance philosophy, and provide proper alignment of incentives for our executives while ensuring long-term value creation for our stockholders. Each year, we evaluate our programs in light of the strategic direction of the Company, market conditions, stockholder views (including the results of our annual say-on-pay resolution), and governance considerations, and make changes deemed appropriate for our business. Our Board of Directors has recommended that the Company maintain an annual frequency for the say-on-pay vote, such recommendation having the support of almost 79% of votes cast at our 2017 Annual Meeting.

At the 2018 Annual Meeting, we had strong support on the compensation for our NEOs, with over 98% of the votes cast in favor of our say-on-pay resolution. We continue to evaluate our compensation programs by taking into account the voting results, investor feedback through our annual outreach efforts, and other factors used in assessing our executive compensation programs as discussed in this CD&A.

Executive Compensation Philosophy And General Objectives

We believe that executive compensation should and does align, support and reinforce the Company’s pay-for-performance philosophy. Our NEO compensation is closely aligned with the Company’s performance on both a short- and long-term basis. We tie a significant portion of the compensation opportunity for our NEOs directly to the Company’s stock performance and other measures that drive stockholder value. As a result, if the Company’s performance meets or exceeds pre-established performance targets, including achieving performance levels at or above the 50th percentile, compared to the Russell 2000 Index, and/or our stock price increases, the NEOs can realize significant compensation in the form of annual cash incentive and long-term incentive equity payouts. If, on the other hand, the Company’s performance does not meet pre-established performance targets, such as achieving performance below the 50th percentile compared to Russell 2000 Index, and/or our stock price declines, the NEOs bear the risk of a lower payout or no payout.

The Company aims to provide our NEOs with total direct compensation targeted at market competitive levels relative to a defined peer group of companies (Peer Group) or applicable survey data. Individual executive compensation may be above or below the target range based on the individual’s performance, experience, skill set and responsibilities. We also use proxy statement and survey data to inform the Compensation Committee about the external market value of our executive roles to ensure compensation levels are appropriate and will attract high quality executives, provide the proper incentives to our NEOs to achieve our strategic objectives and retain our NEOs over the long term.

The primary objective of the Company’s executive compensation program is to support our long-term strategic business goals of building lasting stockholder value and achieving sustainable profitable growth. To support these goals, our compensation programs for our NEOs are designed to:

●	Provide appropriate incentives by linking and balancing significant short- and long-term compensation opportunities to Company performance and TSR;
●	Motivate and reward NEOs who contribute meaningfully to achieving our financial and strategic objectives;
●	Require NEOs to hold a significant equity investment in our Company thereby aligning NEOs’ interests with those of our stockholders;
●	Align our compensation polices with stockholders’ long-term interests by assigning a significant portion of potential compensation to performance-based pay elements that depend on achieving the Company’s goals, but that do not encourage excessive risk-taking;
●	Attract, engage and retain highly-qualified, high-performing individuals by offering competitive, balanced compensation arrangements based upon clear goals that vest on continued employment; and
●	Maximize the tax effectiveness, to the extent possible, of the total compensation and benefits package, and minimize potentially adverse tax and accounting consequences, in each case to the extent practicable.

Total Direct Compensation In 2018

Total direct compensation includes: annual base salary, annual cash incentive compensation awards and long-term incentive equity awards. The Compensation Committee can vary the performance measures from year to year as needed to reinforce strategic priorities. In addition, our NEOs are eligible for change-in-control and severance benefits; benefits under our qualified and non-qualified defined benefit and/or defined contribution programs; executive life insurance programs; and limited perquisites.

In 2018, as depicted below, performance-based compensation in the form of annual and long-term incentives constituted:

●	83% of total direct compensation at target for our CEO; and
●	63% of total direct compensation at target for our other NEOs, on average.

CEO	Other NEOs

The Summary Compensation Table on page 40 provides details regarding actual compensation for each NEO.

Executive Compensation Process

The Compensation Committee is responsible for determining the types and amounts of compensation paid to our NEOs. The Compensation Committee uses several tools to make these determinations, including external consultants and peer group analysis.

External Consultants

Consistent with prior years, management outsourced certain executive compensation analysis to Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (Mercer). As part of these services in 2018, Mercer compiled annual competitive compensation data and data relative to the Company’s compensation practices in terms of competitiveness, appropriateness and alignment with our performance, and mix of pay.

The Compensation Committee directly retains its own consultant, Meridian Compensation Partners, LLC (Meridian), to assist in its oversight of the executive compensation program. Meridian’s assistance includes reviewing and assessing information provided by Company management, including analysis furnished by Mercer. Meridian did not provide any services to the Company in 2018 other than advice on director and executive compensation.

Meridian regularly participates in Compensation Committee meetings, both with and without Company management, and advises the Compensation Committee on compensation trends and best practices, plan design, pay and performance alignment, and the process used to determine the reasonableness of individual compensation awards. The Compensation Committee believes that using a separate consultant helps ensure that the Company’s executive compensation program is reasonable and consistent with Company goals and evolving governance considerations. In addition, the Compensation Committee from time to time directly retains its own outside legal counsel.

Before retaining a compensation consultant or any other external advisor, the Compensation Committee evaluates the independence of such advisors. In 2018, the Compensation Committee assessed Meridian’s independence, taking into account SEC Rule 10C-1(b)(4) and the corresponding NYSE independence factors regarding compensation advisor independence. Based on this assessment, the Compensation Committee believes that there is no conflict of interest and that its advisor is able to independently advise the Compensation Committee.

Revised Peer Group for 2018

A primary data source used in setting NEO compensation is the information publicly disclosed by our Peer Group. We review the Peer Group periodically and update it as appropriate to take into account comparability between the Company and the Peer Group Companies in terms of their size, scope, financial performance, ownership structure and business focus.

In 2017, the Compensation Committee requested a complete review of the Peer Group to reflect the strategic transformation of the Company’s business portfolio into a global provider of engineered products and differentiated industrial technologies, serving diversified end markets. Based on that review and the factors evaluated and reviewed, the Compensation Committee in October 2017 approved the following Peer Group for use in evaluating 2018 NEO compensation, as set forth below.

Actuant Corporation	Franklin Electric Company	RBC Bearings, Inc.
Albany International Corp.	Graco Inc.	Standex International Corp.
CIRCOR International, Inc.	Hexcel Corp.	Teleflex Inc.
Crane Company	IDEX Corporation	Valmont Industries Inc.
EnPro Industries Inc.	Middleby Corp.	Watts Water Technologies, Inc.
ESCO Technologies	Milacron Holdings Corp.	Woodward, Inc.
FLIR Systems, Inc.	Nordson Corporation

Further details on the specific companies added to, and deleted from, our former peer group, are provided in last year’s proxy statement.

In developing the new Peer Group, the Company considered alignment to the Company’s long-term strategy and to the Company’s business portfolio and business model characteristics. The evaluation and review considered companies with revenue ranging from approximately .5 to 2.5 times the Company’s revenue as well as companies that operated in at least one of the same industries as the Company. Companies that were less acquisitive or that did not share similar end-markets and customers were removed from consideration. In addition to these filters, we reviewed the following criteria to evaluate potential peer companies:

●	Critical technologies and intellectual property;
●	Multiple lines of businesses;
●	Multinational footprint;
●	Percent of revenue derived outside of the United States;
●	Included in the peer group assigned to the Company by major proxy advisory firms; and
●	Includes the Company in its peer group.

We also compared fiscal year-end performance using the following performance measures to ensure comparability:

●	Revenue growth;
●	EBITDA/EBIT growth;
●	EPS growth;
●	Net margin;
●	ROIC (average for multi-year periods); and
●	TSR over 1-year, 3-year and 5-year periods.

For executive positions where public proxy statement data from our peers is not available, we use survey data representing similarly sized companies in manufacturing and general industry. In addition, in connection with our annual compensation review process, each July, the Compensation Committee reviews tally sheets for each NEO that provide total compensation information, including direct compensation and benefits, as well as possible payments under various termination scenarios.

The Role of Executive Officers

Our President and Chief Executive Officer provides the Compensation Committee with a performance assessment for each of the other NEOs. In 2018, Mr. Dempsey provided the Compensation Committee with his assessments of NEO performance and recommendations on salary changes and annual equity grants. The Compensation Committee uses these assessments, along with other information, to determine NEO compensation. Mr. Dempsey, our CEO, and Ms. Edwards, Senior Vice President, Human Resources, as well as our Senior Vice President, General Counsel and Secretary Peter Gutermann, regularly attend Compensation Committee meetings at the request of the Compensation Committee, but they are not present for any discussion of their own compensation. In addition, Mr. Stephens, Senior Vice President, Finance, and Chief Financial Officer, provides financial information used by the Compensation Committee to make decisions regarding incentive compensation targets and related payouts.

Components Of Our Executive Compensation Program

For 2018, compensation for our NEOs included:

●	Base salary;
●	Annual cash incentive awards;
●	Long-term incentive equity awards;
●	Change-in-control and severance benefits;
●	Defined benefit or defined contribution retirement benefits and executive life insurance programs; and
●	Limited perquisites.

Base salary, annual cash incentive awards and long-term incentive equity awards are taken into account to set the target total direct compensation opportunity for each NEO. On average the target total direct compensation for Messrs. Dempsey, Stephens, Mayo, Beck, and Ms. Edwards approximates market competitive levels. Target total direct compensation for Messrs. Dempsey, Stephens, Mayo and Beck is based on Peer Group data; and target total direct compensation for Ms. Edwards is based on survey data (as robust Head of Human Resources data is not available in proxy statement filings). In setting the target total direct compensation for our NEOs, the Compensation Committee may make decisions that vary from the Peer Group or competitive compensation survey data based on NEO experience, performance, retention considerations, range of responsibilities, and the nature and complexity of each NEO’s role.

Base Salary

Base salaries for executive officers are determined by the Compensation Committee and reviewed annually. Base salaries are typically increased at periodic intervals, often at the time of a change in position or assumption of new responsibilities. Base salary increases usually take effect on or around April 1st of each year, but may be made at other times if the Compensation Committee deems it appropriate based on internal and external considerations.

In determining whether to award merit-based salary increases to our NEOs, the Compensation Committee considered a number of factors, including:

●	Peer Group data and external market information;
●	Individual performance;
●	The level of responsibility assumed and the nature and complexity of each NEO’s role (including the number of years in the position, any recent promotion or change in responsibility or “impact” as a member of management, and the amount, timing and percentage of the last base salary increase);
●	The leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company’s ethics policies, and global responsibility; and
●	The desire to attract, engage and retain NEOs capable of driving achievement of the Company’s strategic objectives and the marketability and criticality of retention of NEOs.

In 2018, the Compensation Committee adjusted NEO base salaries as follows:

Name of Executive	Base Salary Effective April 1, 2017	Base Salary Effective April 1, 2018	Change in Annual Base Salary ($)	Change in Annual Base Salary (%)
P. Dempsey	$825,000	$875,000	$50,000	6%
C. Stephens, Jr.	475,000	490,000	15,000	3%
S. Mayo	440,000	440,000	0	0%
M. Beck	390,000	410,000	20,000	5%
D. Edwards	310,000	310,000	0	0%

Annual Cash Incentive Awards

Under the Performance-Linked Bonus Plan (PLBP), we pay annual cash incentive awards to reward the performance of our NEOs. The purpose of the annual cash incentive award is to drive high-performance results year-over-year based on the achievement of pre-established, quantitative performance objectives that focus our NEOs on the execution of the Company’s strategy and attainment of key business initiatives.

Except in circumstances of retirement, death, or disability, or certain instances of involuntary termination by the Company on or after November 1st of an award period, a NEO generally must be employed by us on the payment date to receive an annual cash incentive award. In 2018, all NEOs participated in the PLBP.

Under the PLBP, each NEO is assigned an award opportunity expressed as a percentage of his or her base salary, which varies by the NEO’s role. Each NEO’s annual cash incentive payout is generally determined based on our achievement of Company performance objectives. Through the annual cash incentive award, NEOs are provided the opportunity to earn a significantly higher payout if target performance is exceeded; NEOs also bear the risk of a lower payout if target performance is not achieved, and no payout for below threshold performance.

The chart below details the cash incentive award opportunities available to each NEO for 2018 under the PLBP expressed as a percentage of base salary. Where performance falls between the threshold, target or maximum performance levels, the cash incentive award opportunity is calculated using straight-line interpolation.

	% of Salary
Name of Executive	Threshold Level	Target Level	Maximum Level
P. Dempsey	18.75%	75%	225%
C. Stephens, Jr.	12.50%	50%	150%
S. Mayo	12.50%	50%	150%
M. Beck	12.50%	50%	150%
D. Edwards	11.25%	45%	135%

The Compensation Committee generally establishes the target for each financial performance measure in December of each year based on review and approval of the Company’s annual business plan and budget. These targets are reviewed again at the Compensation Committee’s next meeting in February along with the Company’s full-year financial performance. The Compensation Committee may establish and approve revised targets to address any modifications made to the Company’s annual business plan and budget. We use financial performance objectives under the PLBP because they are consistent with our focus on driving strong business performance through emphasizing profitable revenue growth, productivity and cash generation.

For fiscal year 2018, the corporate financial performance measures for the PLBP continued to be diluted Earnings Per Share (EPS), Revenue and Days Working Capital (DWC). We believe these measures are essential to our success and provide the proper balance between growth and profitability. Diluted EPS is used because it is a principal driver of our stock price. Revenue is used to drive the growth strategy of our business. DWC is used to sustain focus on driving cash flow from operating activities.

For fiscal year 2018, all NEOs were evaluated at least in part on corporate measures. We evaluated Messrs. Dempsey and Stephens, and Ms. Edwards 100% on the corporate measures in recognition of the key role that each plays in the overall management of the Company and in recognition of the impact of overall corporate strategies on segment results. For Messrs. Mayo and Beck, 40% of the determination was based on corporate measures and 60% of the determination was based on measures tied to the performance of their respective business segments, reflecting their specific responsibilities for segment performance and results.

The charts below show the PLBP performance measures and weightings for the NEOs for 2018:

Corporate Performance Measures	Segment Performance Measures

The charts below detail results certified by the Compensation Committee compared to the goals:

	Goals
Corporate Performance Measures	Threshold	Target	Maximum	As Certified 2018 Results	% of Target Payout
Diluted EPS[1]	$2.86	$3.01	$3.46	$3.28	220%
Revenue (in millions)[2]	$1,437	$1,494	$1,599	$1,499	109%
Days Working Capital (DWC)[3]	129	127	124	133	0%

Industrial Segment Performance Measures	Threshold	Target	Maximum	As Certified 2018 Results	% of Target Payout
Operating Profit (in millions)[4]	$143.1	$159.0	$182.9	$145.8	38%
Revenue (in millions)[2]	$974	$1,000	$1,070	$995	85%
Days Working Capital (DWC)[3]	115	113	110	122	0%

Aerospace Segment Performance Measures	Threshold	Target	Maximum	As Certified 2018 Results	% of Target Payout
Operating Profit (in millions)[4]	$45.7	$50.8	$58.4	$58.2	293%
Revenue (in millions)[2]	$421	$443	$474	$439	88%
Days Working Capital (DWC)[3]	152	150	147	149	173%
1.

“As Certified 2018 Diluted EPS” is based on reported diluted EPS, excluding the effects of acquisitions, the impact of the change in accounting for revenue recognition, the effects of the 2017 U.S. tax reform (commonly referred to as the Tax Cuts and Jobs Act), excess tax benefits on stock compensation and other items under the terms of the PLBP.

2.

The “As Certified 2018 Revenue” corporate performance measure is based on reported Company-wide consolidated revenue adjusted for the impact of the change in accounting for revenue recognition. The “As Certified 2018 Revenue” performance measures for the business-segment specific portions of Messrs. Mayo and Beck’s annual cash incentive compensation are based on reported revenues for the Industrial and Aerospace (excluding Barnes Aerospace Revenue Sharing Programs) segments, respectively adjusted for the impact of the change in accounting for revenue recognition.

3.

The “As Certified 2018 DWC” performance measures represent a 4 point average and are calculated as accounts receivable (what our customers owe) plus inventory (generally material, labor and overhead costs used to produce products we sell to customers) less accounts payable (generally what we owe our suppliers for products and services we purchase). The corporate performance measure is based on actual amounts for the consolidated Company. The performance measures for the business-segment specific portions of Messrs. Mayo and Beck’s annual cash incentive compensation are based on the actual amounts for the Industrial and Aerospace (excluding Barnes Aerospace Revenue Sharing Programs) segments, respectively. The 2018 target set by the Compensation Committee was established in 2018 to represent a 2 day improvement over 2017 “As Certified” Results, the latter of which was adjusted to include the impact of FOBOHA – a longer cycle business, and the adoption of certain extended customer payment terms, primarily impacting our Aerospace segment. The Corporate and Industrial segment results for 2018 exclude the effects of the recent acquisitions of IGS and Gimatic

4.

The “As Certified 2018 Operating Profit” performance measures for the business-segment specific portion of Messrs. Mayo and Beck’s annual cash incentive compensation are based on operating profit amounts for the Industrial and Aerospace (excluding Barnes Aerospace Revenue Sharing Programs) segments, respectively, excluding the effects of acquisitions and the impact of the change in accounting for revenue recognition.

The annual cash incentive awards are generally paid in February of the following calendar year, after the results are certified by the Compensation Committee. The following cash incentive awards were paid to NEOs for 2018 performance based on the results certified by the Compensation Committee:

Name of Executive	Annual Incentive Earned	Annual Incentive Earned as % of Base Salary in 2018
P. Dempsey	$1,009,155	115%
C. Stephens, Jr.	376,751	77%
S. Mayo	187,777	43%
M. Beck	406,827	99%
D. Edwards	214,518	69%

Long-Term Incentive Equity Compensation

Long-term incentive equity award opportunities are potentially the largest component of the NEOs’ total compensation opportunity and constituted over 71% of 2018 total direct compensation at target for our CEO and on average over 45% of 2018 total direct compensation at target for our other NEOs. These awards reward our NEOs for maximizing stockholder value over time, aligning the interests of our employees and management with those of our stockholders. When coupled with the ownership requirements described on page 35, our long-term incentive equity awards encourage our NEOs to maintain a continuing stake in our long-term success and provide an effective way to tie a significant percentage of total direct compensation to increases or decreases in stockholder value.

In 2018, the Company used a combination of performance-based equity awards and time-based equity awards for its NEOs. Particular emphasis was placed on Performance Share Awards (PSAs), which make up the largest portion (at least 50%) of the value of equity awards at the time of grant. In determining the mix of equity grants, the Compensation Committee considered the pay-for-performance philosophy at the Company, aligning the NEOs’ interests with those of our stockholders, past practice, changes in business strategy, competitive practice (both generally and within the Peer Group), and the strategic impact of equity-based compensation (i.e., cost effectiveness, stockholder dilution, executive retention, a link to Company performance, and total stockholder return).

The 2018 awards are described in the following table:

Vehicle	Target Portion of Total Long-term Incentive Compensation	Vesting	Comments
PSAs	CEO: 60% Other NEOs: 50%	Performance-based vesting at the end of a 3-year period
●Provides an opportunity to receive Common Stock if pre-defined performance goals are met over the 3-year performance period
●Settled in shares of Common Stock
●Accrued dividends are paid out in cash at the end of the 3-year period, adjusted for the number of shares actually earned
●For the 2018 grant, based on three equally-weighted performance measures

Stock Options	CEO: 20% Other NEOs: 20%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	●Provides compensation only if the Company’s stock price increases from the grant date ●Grants have exercise prices equal to the fair market value on the grant date
RSUs	CEO: 20% Other NEOs: 30%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	●Settled in shares of Common Stock ●Pays out dividend equivalents in cash during vesting periods

Stock options and RSUs are subject to time-based vesting with staggered vesting dates to encourage NEO retention. In addition to the time-vesting requirements, stock options have value only if the Common Stock price at the time of exercise exceeds the fair market value as of the grant date. This directly correlates to our stockholders’ interests, and focuses executives on the long-term growth of Company and stockholder value.

The PSA reflects a mixture of performance metrics, measured on a relative basis and on an absolute internal basis. The 2018 award will measure three-year EBITDA growth relative to the performance of the Russell 2000 Index, three-year TSR relative to the performance of the Russell 2000 Index, and three-year ROIC performance against an absolute internal goal determined by the Compensation Committee. The three measures are weighted equally. Based on performance, following the end of the three-year period, a payout, if any, is in the form of shares of Common Stock. The number of shares earned may range from zero for performance below the threshold level, to a maximum of 250% of target for exceptional performance.

The chart below illustrates potential payouts at various levels of performance for the 2018 PSAs:

2018 Performance Share Awards1

	Performance Levels
3-Year Performance Measures	Threshold	Target	Maximum	Maximum+	Maximum++
Relative EBITDA growth (percentile vs. Russell 2000)	33rd	50th	66th	75th	85th
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
Relative TSR (percentile vs. Russell 2000)	33rd	50th	66th	75th	85th
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
ROIC (absolute internal measure)	9.30%	10.00%	10.20%	10.70%	11.20%
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
1.	Results between performance levels are interpolated.

Setting Award Levels. Long-term incentive equity award opportunities are established by the Compensation Committee according to the NEO’s position and responsibilities, and based on a comparison to our Peer Group and competitive compensation data. In 2018, the Compensation Committee differentiated target awards based on individual NEO performance, experience and market positioning.

The Compensation Committee does not take into account existing NEO Common Stock holdings when determining awards because it believes that doing so could penalize success (if compensation were reduced based on the appreciation of past awards) or reward underperformance (if compensation were awarded to make up for lack of appreciation in stock price).

The Company’s practice is to make all long-term incentive equity awards at the first regularly-scheduled meeting of the Compensation Committee each calendar year, which typically occurs in early February. The Company makes “off-cycle” equity grants to NEOs in limited circumstances, generally for newly-hired executives, promotions, in recognition of special events, or as retention incentives.

2018 Awards. The target mix for all NEOs places significant weight on performance-based equity to focus executives on achievement of long-term performance objectives. For NEOs (other than the CEO), the same target mix for equity was used in 2018 as in prior years, with PSAs at 50%, RSUs at 30% and stock options at 20%. The CEOs target mix and weighting for equity was the same as the prior year as follows: PSAs at 60%, RSUs at 20% and stock options at 20% to continue an emphasis on performance-based PSAs for the CEO.

2018 Long-Term Incentive Equity Compensation1

Name of Executive	Target Values	Stock Option Grants	RSU Grants	PSA Grants
P. Dempsey	$3,750,000	59,400	12,600	37,700
C. Stephens, Jr.	$850,000	13,500	4,300	7,100
S. Mayo	$500,000	7,900	2,500	4,200
M. Beck	$475,000	7,500	2,400	4,000
D. Edwards	$310,000	4,900	1,600	2,600
1.	Annual grants made during February are shown. Target values may differ from actual values. For actual values and additional details, see the Summary Compensation Table.

Termination Provisions. Information on termination provisions for the Company’s stock options, RSUs and PSAs in accordance with the Company’s plan agreements can be found on page 51.

Long-term incentive equity awards require a “double trigger” for accelerated vesting in the event of a change in control of the Company. In the event of a change in control as defined in the Stock and Incentive Award Plan, stock options, RSUs, and PSAs will vest and accelerate only if an NEO’s employment is terminated by the Company without cause, or if the NEO resigns for good reason (as defined in the severance agreements) on or within two years following a change in control. Further information on terminations and change of control can be found on pages 51 and 52.

Payouts for the 2015-2017 Performance Period. Payouts under the PSA program occurred in 2018 for the 2015-2017 three-year performance period ending December 31, 2017. In accordance with the plan, the Compensation Committee adjusted the reported or actual performance results to include or exclude certain unusual, non-recurring and other items under the terms of the program. Relative to the performance of the other companies in the Russell 2000 Index and based on an absolute internal measure for ROIC as determined by the Compensation Committee, the PSA payout for the period ending December 31, 2017 resulted in a weighted average payout level of 159% calculated using the following results:

Performance Measure	As Certified 2014	As Certified 2017	3 Year Performance	Relative Performance Level (Percentile)	Payout Level
TSR¹	$36.42	$65.25	79%	78th	216%
EBITDA Growth (in millions)	$268.2²	$300.6³	12%	44th	76%
ROIC[4]	N/A	N/A	9.42%	N/A	184%
1.

“TSR” represents the comparison between the average closing price for the 20 days before the start of the performance period and the average closing price for the final 20 days of the performance period, plus cumulative dividends during the performance period.

2.

“As Certified 2014 EBITDA Results” is based on EBITDA derived from reported amounts adjusted for the effects of acquisition-related costs (including short term purchase accounting expenses) and restructuring activities.

3.

“As Certified 2017 EBITDA Results” is based on EBITDA derived from reported amounts, adjusted for the effects of acquisition related costs (including short term purchase accounting expenses) and restructuring activities.

4.

“ROIC” represents the ratio of the Company’s net income and the Company’s total average invested capital during the three-year performance period. Net income is the Company’s net income adjusted for accounting changes and after-tax interest expense. Total average invested capital is the sum of the Company’s average total debt, stockholders equity and any non-controlling interest for the performance period computed on a four-point basis. The “Three-year ROIC Performance” of 9.42% represents the “As Certified” result and is derived from reported amounts, adjusted for the effects of acquisitions and acquisition expenses, the impact of charges for restructuring activities, and other unusual, non-recurring items. Additionally, the results exclude the impact of tax or accounting changes, specifically the impacts of the 2017 U.S. Tax Cuts and Jobs Act and the 2016 change in accounting for tax benefits related to share-based payments. The results also exclude the effects of currency fluctuations.

Based on these results, the following payouts were made to NEOs who received a grant of PSAs in 2015:

Name of Executive	2015 PSAs Granted	Weighted Average Payout Level	Payout Shares	Payout of Accumulated Dividends
P. Dempsey	39,600	159%	62,832	$96,761
C. Stephens, Jr.	9,500	159%	15,072	$23,211
S. Mayo	6,700	159%	10,630	$16,370
M. Beck[1]	N/A	N/A	N/A	N/A
D. Edwards	4,000	159%	6,346	$9,773
1.	Mr. Beck joined the Company in 2016.

NEO Stock Ownership Requirements

All of our NEOs, as well as certain other members of Company leadership, are subject to stock ownership requirements.

Two-thirds of the value of unvested RSUs count toward achieving ownership requirements. There is no deadline to achieve the ownership levels, but all net after-tax proceeds from Company equity grants, including stock option exercises, must be retained until ownership levels are met. Once ownership levels are met, the requirement is converted to a fixed number of shares.

As of the end of 2018, compliance with the requirements was as follows:

Name of Executive	Multiple of Annual Salary	Fully Met Ownership Requirement	In Progress Toward Meeting Ownership Requirement
P. Dempsey	5x	X
C. Stephens, Jr.	3x	X
S. Mayo	3x	X
M. Beck¹	3x		X
D. Edwards	3x	X
1.	Mr. Beck joined the Company in 2016.

Risk Considerations

Our executive compensation program motivates and rewards our NEOs for their performance during the fiscal year and over the long term and for taking appropriate business risks consistent with our strategic objectives. Our executive compensation program is also designed to mitigate the likelihood that our NEOs would make business decisions that present undue risk, including in the following ways:

●

Our stock options and RSUs vest ratably over three or more years. Our PSAs vest based on performance at the end of the three-year performance period relative to several financial metrics, including ROIC, relative EBITDA growth, and relative TSR, which are quantitative and measurable;

●	Annual cash incentive performance targets are tied to several financial metrics, including diluted EPS and/or Operating Profit, Revenue, and DWC and are quantitative and measurable;
●	Different financial metrics are applied for short- and long-term incentive awards;
●	The performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period;
●	Our stock ownership requirements require our NEOs to own equity representing a significant multiple of their base salary and to retain this equity throughout their tenures;
●

All NEOs have entered into clawback agreements that enable the Company to recover incentive compensation payouts in certain situations where the payouts earned by NEOs were based on the achievement of certain financial performance that is later restated and would therefore result in lower awards paid;

●	The Company’s performance-based equity award agreements provide that awards may be cancelled if an employee engages in activity that is detrimental to the Company; and
●

Payouts under our annual and long-term incentive equity programs are subject to a cap. Our annual cash incentive award payments are capped at 2.25 times base salary for the CEO and less for the other NEOs. Performance-based payouts under the PSAs are capped at 2.5 times the target level PSA grant.

Based on its most recent evaluation, the Compensation Committee concluded that the executive compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s business strategy and are not reasonably likely to have a material adverse effect on the Company. For further discussion on risk oversight of the compensation programs for Company-wide employees, see the “Risk Oversight and Assessment Policies and Practices” section on page 39.

Pension and Other Retirement Programs

NEOs participate in both Qualified Retirement Plans and Nonqualified Retirement Plans as follows:

Qualified Retirement Plans (broad-based)

Plan	Summary of Features	Participants	Status
Consolidated Pension Plan (CPP)	The CPP is designed to provide income after retirement to eligible employees and their beneficiaries.	P. Dempsey C. Stephens D. Edwards	Closed to new participants, effective 12/31/2012
Under the CPP each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company.

The formula for benefit purposes ranges from 0.5% to 2.5% of a participant’s highest five consecutive years of covered compensation (which generally includes base salary).

A participant is 100% vested after five years of service. Benefits are generally structured to be paid upon retirement.
Retirement Savings Plan (RSP)	The RSP is a defined contribution savings plan with a 401(k) elective deferral and matching contribution feature for all participants. 100% vesting in matching contributions upon 2 years of service.	All NEOS may participate	Active

	The Retirement Contribution (RC) is an additional component of the RSP. Employees hired after 12/31/2012 who are not eligible to participate in the CPP receive an annual Retirement Contribution (RC) of 4% of eligible earnings subject to 5 year graded vesting.	S. Mayo M. Beck	Active

Nonqualified Retirement Plans

Plan	Summary of Features	Participants	Status
Retirement Benefit Equalization Plan (RBEP)	The RBEP provides benefits on base salary earnings in excess of Internal Revenue Service limits on qualified plans that applies to the CPP and RC component of the RSP to eligible salaried employees, officers and NEOs who do not meet MSSORP or DC Plan vesting requirements.	Covering CPP: P. Dempsey C. Stephens D. Edwards	Covering CPP: Closed to new participants, effective 12/31/2012
		Covering RC:	Covering RC:

		S. Mayo	Active
M. Beck
Modified Supplemental Senior Officer Retirement Plan (MSSORP)	The MSSORP provides a higher level of benefits than are available under the CPP to certain designated employees and senior level officers, including certain NEOs.	P. Dempsey	Closed to new participants, effective 12/31/2008

The MSSORP is structured to cover any gaps of coverage under the CPP and RBEP up to 55% of a participant’s final average compensation. Benefit is reduced for offsets from prior employer retirement benefits and other Company retirement benefits.

Vesting upon attaining age 55 and 10 years of service.
Deferred Compensation Plan (DC Plan)	Provides an annual Company contribution based on a percent of base salary and annual incentive in excess of IRS limit on qualified plans.	C. Stephens D. Edwards	Closed to new participants, effective 4/1/2012

In 2018, the contribution was based on 20% of base salary and annual incentive pay in excess of IRS limit; vesting upon attaining age 55 and 10 years of service.

A more detailed discussion of the pension benefits payable to our NEOs is described in the Pension Benefits table and the narrative following the table.

Change in Control and Employment Termination Benefits

The Company provides change-in-control benefits specifically to retain key executives, including NEOs, during a potential change in control, to provide continuity of management and to provide income continuation for NEOs who are particularly at risk of involuntary termination in the event of a change in control. These benefits are part of a competitive compensation package and keep our executive officers focused on our business goals and objectives. These agreements provide for payments and other benefits if we terminate a NEO’s employment without “cause,” or if an NEO terminates employment for “good reason,” either on or after a change in control.

As discussed in more detail on page 38, none of the agreements for our NEOs include a gross-up for any taxes as a result of golden parachute payments under Section 4999 of the Internal Revenue Code. In addition, we generally do not provide change-in-control cash compensation benefits in excess of two times an executive’s base salary and annual cash incentive compensation. Our agreements with our NEOs also provide for continuation of group health, life insurance, and other benefits for 24 months following the executive’s termination and for certain other benefits. The terms of the change-in-control and incremental termination benefits payable to our NEOs are described in more detail in the section entitled “Potential Payments Upon Termination or Change in Control.”

Limited Perquisites

In 2018, the Company provided certain limited perquisites to our NEOs. The perquisites are fully described in the footnotes to the Summary Compensation Table and generally fall in the categories of financial planning and tax preparation services and annual executive physical examination.

Additional Benefits

Life Insurance

Plan	Summary of Features	Participants	Status
Senior Executive Enhanced Life Insurance Program (SEELIP)	Company pays premiums for life insurance policy with a benefit of four times the NEO’s base salary. The NEO owns the policy but the Company pays the NEO’s income tax liability arising from its payment of premiums and taxes while employed.	P. Dempsey C. Stephens D. Edwards	Closed to new participants, effective 04/01/2011
Executive Group Term Life Insurance Program (EGTLIP)	Company pays premiums for a term insurance policy with a benefit of four times the NEO’s or other eligible executive’s base salary. The employee owns the policy and is responsible for any tax liability resulting from this benefit (i.e., no tax gross-up).	M. Beck S. Mayo	Open

Each of our NEOs participates in other employee benefit plans generally available to all U.S. based employees (e.g., health insurance) on the same terms as all other employees.

Additional Information

Employment Contracts

Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. None of our NEOs have an employment contract.

Clawback Agreements

Executives hired or promoted into corporate officer positions are required to enter into clawback agreements. These agreements permit the Company to recoup or “clawback” certain annual cash incentive compensation and performance-based equity awards paid to those officers where the awards were based on financial performance that is later restated and would therefore have resulted in lower awards paid. The Company has entered into agreements with all NEOs, and other select key employees. In addition, all of the Company’s performance-based equity award agreements provide that awards may be forfeited if an employee engages in activity that is detrimental to the Company, including performing services for a competitor, disclosing confidential information, or otherwise violating the Company’s Code of Business Ethics and Conduct. The Audit Committee has discretion to make certain exceptions to the clawback requirements and ultimately determine whether any adjustment will be made.

Hedging and Pledging

The Company prohibits certain members of Company leadership, including all directors and executive officers (including all NEOs) from engaging in hedging transactions involving the Company’s securities.

The Company prohibits certain members of Company leadership, including all directors and executive officers, from pledging or margin call arrangements involving the Company’s securities that are held to meet the Company’s stock ownership requirements. The Company also places other restrictions on any other pledging or margin call arrangements involving Company securities by such individuals. In addition, the ability of these individuals to engage in such transactions requires pre-approval from the Corporate Governance Committee and an annual certification to the Corporate Governance Committee that the individual is in compliance with the policy. None of our NEOs have pledged Company securities or have Company securities subject to a margin call arrangement.

Tax And Accounting Considerations

Internal Revenue Code Section 162(m)

As discussed above, our Compensation Committee considers the tax and accounting treatment associated with its cash and equity awards, although these considerations are not the overriding factor that the Compensation Committee uses in making its decisions. Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to certain executive officers. Under prior law, there was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. This exception does not apply to compensation paid in taxable years commencing after December 31, 2017, subject to limited transition relief for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will.

Despite the change in law, our Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders. Accordingly, our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that action is appropriate and consistent with the Company’s business needs.

Internal Revenue Code Section 280G

The Company also periodically reviews the severance agreements entered into between the Company and the NEOs to assess the impact of Section 280G of the Internal Revenue Code. Currently, the severance agreements do not provide for any gross-up to compensate our NEOs for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change-in-control. Nor do they preclude the possibility that, in certain circumstances, the compensation payable in the event of a change in control under the agreements or other plans and arrangements may be non-deductible by the Company under Section 280G of the Internal Revenue Code.

Accounting for Equity Compensation

The Company accounts for its stock-based employee compensation plans at fair value on the grant date and recognizes the related cost in its Consolidated Statement of Income in accordance with accounting standards related to share-based payments. The fair values of stock options are estimated using the Black-Scholes option-pricing model based on certain assumptions. The fair values of RSU awards and PSA awards with a performance condition are estimated based on the fair market value of the Company’s stock price on the grant date. The fair values of PSA awards with a market condition are estimated using a Monte Carlo valuation model based on certain assumptions.

COMPENSATION COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.

We, the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Mylle H. Mangum, Chair
Gary G. Benanav
Richard J. Hipple
JoAnna L. Sohovich

RISK OVERSIGHT AND ASSESSMENT POLICIES AND PRACTICES

The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level and each of the Committees of the Board are tasked with assisting the Board with the oversight of certain categories of risk management within their respective areas of responsibility. See “Board Role in Risk Oversight” on page 17. The Compensation and Management Development Committee evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including key risk mitigation factors to ensure that our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

●	Our target total direct compensation mix represents a balance of short-term and long-term incentive based compensation, that focuses on both short- and long-term goals and provides a mixture of cash and equity-based compensation;
●	Our annual long-term incentive awards vest over three or more years, with overlapping vesting and performance periods;
●	Our short-term incentive awards are tied to multiple performance-driven financial metrics;
●	Payments under our short-term and long-term incentive programs are capped;
●	We have stock ownership requirements for our executive officers, as well as certain other members of Company leadership, which ensure alignment with our stockholders' interests over the long term;
●	On an annual basis, our executive officers confirm compliance with both our Code of Business Ethics and Conduct and our Securities Law Compliance Policy; and
●	We have formal clawback agreements with our executive officers, and performance-based equity award agreements stipulating that awards may be canceled if an employee engages in activity that is detrimental to the Company, unless the Compensation Committee in its sole discretion elects not to cancel such awards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our NEOs for the fiscal years ended December 31, 2018, 2017 and 2016.

Name & Principal Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Comp.[5]	Change in Pension Value & Nonqualified Deferred Comp. Earnings[6]	All Other Comp.[7]	Total
Patrick J. Dempsey	2018	$862,500	$0	$3,355,014	$760,250	$1,009,155	$643,503	$159,472	$6,789,894
President and CEO	2017	818,750	0	3,280,279	688,219	1,496,138	2,063,318	160,265	8,506,969
	2016	800,000	0	3,054,284	532,073	670,103	902,828	210,378	6,169,666
Christopher J. Stephens, Jr.	2018	486,250	0	746,082	172,784	376,751	30,254	287,788	2,099,909
SVP, Finance and CFO	2017	471,500	0	706,698	152,261	574,275	110,907	196,299	2,211,940
	2016	461,000	0	670,851	142,801	257,431	67,084	162,030	1,761,197
Scott A. Mayo[8]	2018	440,000	0	438,756	101,111	187,777	0	29,206	1,196,850
SVP and President,	2017	436,250	0	469,128	101,507	401,280	0	36,514	1,444,679
Barnes Industrial	2016	425,000	0	425,945	90,624	256,103	0	27,859	1,225,531
Michael A. Beck	2018	405,000	0	418,992	95,991	406,827	0	36,737	1,363,547
SVP and President,	2017	390,000	0	424,960	91,357	420,732	0	29,852	1,356,901
Barnes Aerospace	2016	325,000	55,000	950,214	195,986	85,007	0	62,075	1,673,282
Dawn N. Edwards	2018	310,000	0	274,716	62,714	214,518	0	127,629	989,577
SVP, Human Resources	2017	306,500	0	281,738	60,904	337,311	167,031	91,162	1,244,646
	2016	296,000	0	252,766	53,551	148,763	84,260	67,885	903,225
1.	2018 salary represents actual amounts taking into account increases in salary on April 1, 2018 from $825,000 to $875,000 for Mr. Dempsey; $475,000 to $490,000 for Mr. Stephens; and $390,000 to $410,000 for Mr. Beck.
2.	The amount listed in Bonus for Mr. Beck for 2016 represents a one-time discretionary bonus payment in the amount of $55,000 (less applicable taxes) approved by the Compensation Committee for Mr. Beck’s leadership in 2016 and positioning the Aerospace segment for future growth.
3.	Stock Awards represent the aggregate grant date fair value of RSUs and PSAs granted to NEOs under the Stock and Incentive Award Plan. PSAs vest upon satisfying established performance and market goals. In addition to the RSU value, the value disclosed in this column for the PSAs represents the amount of compensation if the target goals are met. The maximum grant date fair value of the PSAs granted in 2018 was $4,842,942 for Mr. Dempsey, $912,066 for Mr. Stephens, $539,532 for Mr. Mayo, $513,840 for Mr. Beck, and $333,996 for Ms. Edwards. The PSAs allow a NEO to receive up to 250% of the target amount. The fair value of the performance based portion of the awards was determined based on the market value of Common Stock on the date of grant and the fair value of the market based portion of awards was determined based on a Monte Carlo valuation method; as described in the note on Stock- Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. The values disclosed in this column for 2016 stock awards for Mr. Beck include new hire awards.
4.	Option Awards represent the aggregate grant date fair value of stock options granted to NEOs under the Stock and Incentive Award Plan. The fair value was determined using the Black-Scholes option pricing model applied consistently with the Company’s practice, as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end.
5.	Non-Equity Incentive Plan Compensation earned for 2018, which was paid in February 2019, includes amounts earned under the PLBP for all NEOs.
6.	The amount listed in Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the annual increase in pension value for all of the Company’s defined benefit retirement programs. All assumptions are as detailed in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end, with the exception of the following: retirement age for all plans is assumed to be the older of the unreduced retirement age, as defined by each plan, or age as of December 31, 2018, December 31, 2017 or December 31, 2016, as applicable, and no pre-retirement mortality, disability, or termination is assumed. The U.S. discount rates of 4.40%, 3.90% and 4.50%, respectively, are detailed in the Management’s Discussion and Analysis filed with the Annual Report on Form 10-K for the respective year-end. Year-over-year changes in pension value generally are driven in large part due to changes in actuarial assumptions underlying the calculations as well as increases in service, age and compensation. In particular, $687,692 of the increase in Mr. Dempsey’s pension value in 2017 was due to changes in actuarial assumptions and $1,375,626 of this increase in pension value was due to increases in service, age and compensation.

Pension Values are segregated by plan in the following table.

		Plan Name
Name of Executive	Year	CPP[b]	RBEP[a,b]	MSSORP[b]	Total
Patrick J. Dempsey	2018	$855,804	n/a	$6,376,387	$7,232,191
President and CEO	2017	843,486	n/a	5,745,202	6,588,688
	2016	674,406	n/a	3,850,964	4,525,370
Christopher J. Stephens, Jr.	2018	471,556	n/a	n/a	471,556
SVP, Finance and CFO	2017	441,302	n/a	n/a	441,302
	2016	330,395	n/a	n/a	330,395
Dawn N. Edwards	2018	764,745	n/a	n/a	764,745
SVP, Human Resources	2017	776,033	n/a	n/a	776,033
	2016	609,002	n/a	n/a	609,002
Consistent with financial calculations in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the fiscal years ending December 31, 2018, December 31, 2017 and December 31, 2016, it is assumed that the form of payment is a life annuity for the CPP, the RBEP and the MSSORP. The 2018, 2017 and 2016 qualified plan limits of $275,000, $270,000 and $265,000, respectively, have been incorporated.
a.	No amounts are listed for Mr. Stephens or Ms. Edwards assuming that they will vest under the Barnes Group 2009 Deferred Compensation Plan and therefore would not be eligible to receive benefits under the RBEP. No amounts are listed for Mr. Dempsey assuming that he would vest under the MSSORP and therefore would not be eligible to receive benefits under the RBEP.
b.	Messrs. Mayo and Beck do not participate in the CPP or MSSORP plans and therefore are not eligible to receive pension-related benefits under the RBEP.
None of the NEOs received above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

7.	The compensation represented by the amounts for 2018 set forth in the “All Other Compensation” column above for the NEOs is detailed in the following table.

Name and Principal Position	Year	Taxes Paid on All Other Compensation[a]	Life Insurance Premiums[b,c]	Deferred Compensation Plan[d]	Other[e]	All Other Perquisites[f]	Total
Patrick J. Dempsey President and CEO	2018	$70,818	$73,709	$0	$8,100	$6,845	$159,472
Christopher J. Stephens, Jr. SVP, Finance and CFO	2018	58,988	61,395	157,105	8,100	2,200	287,788
Scott A. Mayo[8] SVP and President, Barnes Industrial	2018	0	3,506	0	25,700	0	29,206
Michael A. Beck SVP and President, Barnes Aerospace	2018	0	5,566	0	24,300	6,871	36,737
Dawn N. Edwards SVP, Human Resources	2018	18,714	24,808	74,462	8,100	1,545	127,629
a.	This column represents the reimbursement of taxes paid on eligible compensation included in the All Other Compensation table for the NEOs in accordance with the Company’s policies and practices. For Messrs. Dempsey, Stephens and Ms. Edwards, includes taxes paid pursuant to the terms of the SEELIP, under which the Company pays the policy premiums and pays the income tax liability arising from its payment of the premiums and taxes. The SEELIP was closed to new participants effective April 1, 2011.
b.	Payments made under the SEELIP for Messrs. Dempsey and Stephens and Ms. Edwards. Under the SEELIP, the Company pays the premiums for the individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary, and the Company pays the participating NEO’s income tax liability arising from its payment of the premiums and taxes, therefore, incurring no out-of-pocket expense for the policies. The Company will cease to pay policy premiums and taxes upon termination of employment or retirement.
c.	Payments made under the EGTLIP for Messrs. Mayo and Beck. The SEELIP was closed to new or rehired executives effective April 1, 2011, and the Company established the EGTLIP for new NEOs and other eligible executives. Under the EGTLIP, the Company pays the premiums for individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary. The employee owns the policy and is responsible for any tax liability (no tax gross-up) resulting from this program. The Company ceases to pay policy premiums on termination of employment.
d.	The amounts listed as deferred compensation for Mr. Stephens and Ms. Edwards represent employer contributions to the Barnes Group 2009 Deferred Compensation Plan.
e.	Consists of matching contributions made by the Company under the RSP which is a plan generally available to most U.S. based employees, including the NEOs. For Messrs. Mayo and Beck, who were not eligible to participate in the CPP, this also includes a retirement contribution of 4% eligible earnings under the RC component of the RSP. Contributions made by the Company under its health savings account plan which is also a plan generally available to most U.S. based employees, including the NEOs, are not included; the maximum allowable Company contributions under this plan were $1,000 in 2018.
f.	Included in All Other Perquisites are payments made for financial planning and tax preparation services for Messrs. Dempsey, Stephens and Beck and Ms. Edwards as well as executive physicals for Messrs. Dempsey and Beck.

8.	Effective February 8, 2019, Mr. Mayo no longer holds the position of Senior Vice President, Barnes Group Inc. and President, Barnes Industrial.

Grants Of Plan Based Awards In 2018

For a discussion regarding the PLBP and the Stock and Incentive Award Plan, please see the “Compensation Discussion and Analysis” on page 21. The vesting schedules for outstanding PSAs, RSUs and stock option awards are set forth in the footnotes to the Outstanding Equity Awards at Fiscal Year End table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Stock or Units	All Other Option Awards: Number of Securities Underlying Options[3]	Exercise or Base Price of Option Awards[4]	Grant Date Fair Value of Stock & Option Awards
Name of Executive	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
P. Dempsey	2/8/18	$164,063	$656,250	$1,968,750	12,441	37,700	94,250	12,600	59,400	$59.28	$4,115,264
C. Stephens, Jr.	2/8/18	61,250	245,000	735,000	2,343	7,100	17,750	4,300	13,500	59.28	918,866
S. Mayo[5]	2/8/18	55,000	220,000	660,000	1,386	4,200	10,500	2,500	7,900	59.28	539,867
M. Beck	2/8/18	51,250	205,000	615,000	1,320	4,000	10,000	2,400	7,500	59.28	514,983
D. Edwards	2/8/18	34,875	139,500	418,500	858	2,600	6,500	1,600	4,900	59.28	337,430
1.	Sets forth the range of the potential amounts payable under the PLBP for all NEOs. If the Company’s performance does not meet the pre-established “Threshold” level performance targets, the NEOs bear the risk of no payout.
2.	Sets forth the range of the number of shares of Common Stock that could be issued under PSAs granted in 2018 under the Stock and Incentive Award Plan. If the Company’s performance does not meet the pre-established “Threshold” level performance targets, the NEOs bear the risk of no payout.
3.	Stock options granted under the Stock and Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal-Year End table.
4.	Each option has an exercise price equal to the fair market value of Common Stock at the time of grant, as determined by the last trading price per share of Common Stock during regular trading hours on the grant date of the option.
5.	Effective February 8, 2019, Mr. Mayo no longer holds the position of Senior Vice President, Barnes Group Inc. and President, Barnes Industrial. Equity awards for Mr. Mayo that have not vested at the time of Mr. Mayo’s departure from the Company are expected to be forfeited in accordance with terms of the Stock and Incentive Award Plan and the related grant agreements.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes equity awards granted to the Company’s NEOs that remain outstanding as of December 31, 2018.

	Option Awards					Stock Awards
Name of Executive	Grant Date[1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[2]	Option Expiration Date[3]	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4]
P. Dempsey	2/8/18		59,400	59.28	2/8/28	12,600	675,612	37,700	2,021,474
	2/8/17	22,605	45,195	47.04	2/8/27	9,599	514,698	43,300	2,321,746
	2/10/16	51,670	25,830	30.71	2/10/26	8,666	464,671	57,400	3,077,788
	2/11/15	65,700		36.31	2/11/25
	2/12/14	5,900		37.13	2/12/24
	2/12/14	30,800		37.13	2/12/24
	3/1/13	25,300		26.32	3/1/23
	2/12/13	15,400		24.24	2/12/23
	2/8/12	3,379		26.59	2/8/22
Total		220,754	130,425			30,865	1,654,981	138,400	7,421,008
C. Stephens, Jr.	2/8/18		13,500	59.28	2/8/28	4,300	230,566	7,100	380,702
	2/8/17	5,002	9,998	47.04	2/8/27	3,199	171,530	8,000	428,960
	2/10/16	13,868	6,932	30.71	2/10/26	2,333	125,095	11,600	621,992
	2/11/15	15,800		36.31	2/11/25
	2/12/14	3,800		37.13	2/12/24
	2/12/14	9,400		37.13	2/12/24
Total		47,870	30,430			9,832	527,192	26,700	1,431,654
S. Mayo	2/8/18		7,900	59.28	2/8/28	2,500	134,050	4,200	225,204
	2/8/17	3,334	6,666	47.04	2/8/27	2,133	114,371	5,300	284,186
	2/10/16	8,801	4,399	30.71	2/10/26	1,466	78,607	7,400	396,788
	2/11/15	11,200		36.31	2/11/25
	3/17/14	5,750		38.96	3/17/24
Total		29,085	18,965			6,099	327,028	16,900	906,178
M. Beck	2/8/18		7,500	59.28	2/8/28	2,400	128,688	4,000	214,480
	2/8/17	3,001	5,999	47.04	2/8/27	1,933	103,647	4,800	257,376
	3/1/16	9,215	4,607	34.92	3/1/26	1,593	85,417	7,970	427,351
	3/1/16	7,523	3,760	34.92	3/1/26	1,301	69,760	6,506	348,852
Total		19,739	21,866			7,227	387,512	23,276	1,248,059
D. Edwards	2/8/18		4,900	59.28	2/8/28	1,600	85,792	2,600	139,412
	2/8/17	2,001	3,999	47.04	2/8/27	1,266	67,883	3,200	171,584
	2/10/16	5,201	2,599	30.71	2/10/26	866	46,435	4,400	235,928
	2/11/15	6,600		36.31	2/11/25
	2/12/14	4,300		37.13	2/12/24
	2/12/14	2,600		37.13	2/12/24
	2/12/13	7,400		24.24	2/12/23
	2/8/12	6,300		26.59	2/8/22
Total		34,402	11,498			3,732	200,110	10,200	546,924
1.	The RSU awards and stock options vest one-third on the eighteenth month, thirtieth month and forty-second month anniversaries of the grant date.
2.	Option exercise price is the last trading price during regular trading hours per share of Common Stock on the grant date.
3.	The options terminate 10 years after the grant date.
4.	Market value reflects the closing price on December 31, 2018, of $53.62.
5.	PSAs vest on the third anniversary of the grant date subject to the achievement of performance goals.

Option Exercises And Stock Vested

The following table provides information on the value realized by each of the NEOs as a result of the exercise of stock options and stock awards that vested during fiscal year 2018:

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting[2]
P. Dempsey	n/a	n/a	84,233	$5,309,997
C. Stephens, Jr.	n/a	n/a	20,905	1,320,523
S. Mayo	n/a	n/a	14,497	914,928
M. Beck	n/a	n/a	3,862	262,064
D. Edwards	n/a	n/a	8,646	545,633
1.	Amount reflects the difference between the exercise price of the option and the market value at the time of exercise. There were no exercises of stock options in 2018.
2.	For RSUs, the amount reflects the market value of the stock on the day the stock vested. For PSAs, the amount reflects the closing price value of the stock on the day the award is approved by the CMDC.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement granted or accrued to the Company’s NEOs in 2018.

Name of Executive	Plan Name	Number of Years Credited Service (12/31/18)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Patrick J. Dempsey President and CEO	CPP	18.167	$855,804	$0
	RBEP	n/a	n/a	n/a
	MSSORP	18.167	6,376,387	0
Christopher J. Stephens, Jr. SVP, Finance and CFO	CPP	9.917	471,556	0
	RBEP	n/a	n/a	n/a
	MSSORP	n/a	n/a	n/a
Dawn N. Edwards SVP, Human Resources	CPP	20.250	764,745	0
	RBEP	n/a	n/a	n/a
	MSSORP	n/a	n/a	n/a

●	All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal year ended December 31, 2018, including a discount rate of 4.40% with the exception of the following:
●	Retirement age for all plans is assumed to be the later of unreduced retirement age, as defined by each plan, or age as of December 31, 2018.
●	No pre-retirement mortality, disability, or termination is assumed.
●	Consistent with financial disclosure calculations, it is assumed that the form of payment is a life annuity for the CPP, the RBEP and the MSSORP.
●	The 2018 qualified plan compensation limit of $275,000 has been incorporated.
●	The terms of (i) the RBEP plan document as amended and restated effective January 1, 2013, and (ii) the terms of the SSORP plan document as amended and restated effective January 1, 2009, have been reflected in the December 31, 2018 SEC disclosure tables. Subsequent amendments as of December 30, 2009 and December 14, 2014 to the MSSORP plan document are likewise reflected in the December 31, 2018 SEC disclosure tables.
●	Internal Revenue Code Section 415 limits are not reflected for these calculations. Note that the limits would only affect the distribution of amounts between the qualified and nonqualified plans.
●	Messrs. Mayo, and Beck do not participate in the CPP or MSSORP plans and therefore are not eligible to receive pension-related benefits under the RBEP.

Discussion Concerning Pension Benefits Table

We provide benefits to our NEOs under the following three pension plans:

●	Consolidated Pension Plan (CPP);
●	Retirement Benefit Equalization Plan (RBEP); and
●	Modified Supplemental Senior Officer Retirement Plan (MSSORP).

The CPP is a broad-based tax-qualified defined benefit pension plan. The RBEP and the MSSORP are non-tax-qualified supplemental executive retirement plans that provide more generous benefits than are available under the CPP to certain designated employees and senior level officers, including certain of our NEOs as described below.

Consolidated Pension Plan

The CPP is a defined benefit pension plan designed to provide income after retirement to eligible employees and their beneficiaries. All NEOs, other than Messrs. Mayo and Beck, participated in the CPP Plan in 2018. As described below, given the closure of the CPP to employees hired on or after January 1, 2013, Messrs. Mayo and Beck were eligible in 2018 to receive an annual retirement contribution under the RSP of 4% of eligible earnings subject to 5 year graded vesting.

Under the CPP, each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company. The formula for benefit purposes ranges from 0.5% to 2.5% of a participant’s highest five consecutive years of covered compensation (which generally includes base salary). A participant is 100% vested after five years of service. Benefits are generally structured to be paid upon retirement.

The normal retirement date under the CPP is the first day of the month following (1) a participant’s 65th birthday or (2) if hired after age 60, the month the participant achieves five years of service. Participants are eligible for early retirement if they have completed 10 years of vesting service and have reached age 55. A participant whose employment terminates before he or she is eligible to retire on account of normal or early retirement but who has otherwise met the vesting requirements of the CPP is entitled to a deferred vested retirement benefit.

In 2006, the benefit formula for calculating benefits under the CPP was changed for credited service earned on and after January 1, 2007. The following table shows the calculation of the basic retirement benefit for credited service earned as of December 31, 2006 under the prior formula, and for credited service earned on and after January 1, 2007:

	Benefit Accrual Rate
	For Credited Service Earned as of 12/31/2006	For Credited Service Earned on and after 1/1/2007
Final Average Earnings up to Covered Compensation times Credited Service up to 25 years times	1.85%	1.5%
Plus
Final Average Earnings above Covered Compensation times Credited Service up to 25 years times	2.45%	2.0%
Plus
Final Average Earnings times Credited Service over 25 years times	0.5%	0.5%

“Final Average Earnings” is the average of a participant’s highest 5 consecutive years’ compensation within the 10 years before retirement or termination of employment with the Company. Compensation includes all earnings paid to the participant as reported to the IRS on the participant’s Form W-2, but excludes overtime pay, bonuses, director’s fees, reimbursed expenses and any other additional form of earnings, including contributions made to or under any other form of benefit plan (e.g., a 401(k) or profit sharing plan). The 2018 qualified plan compensation limit is $275,000.

“Covered Compensation” is the average annual earnings used to calculate a participant’s Social Security benefit. Covered Compensation is based on the year in which a participant reaches his or her Social Security retirement age. It assumes that the participant will earn the maximum amount taxable by Social Security up to that time. Covered Compensation for a participant who reached age 65 and retired in 2018 was $84,000.

“Credited Service” is the total time a participant spends working at the Company that counts toward his or her pension benefit. Credited Service most often is the number of months the participant works for the Company.

The basic retirement benefit is reduced by the monthly amount of income payable to the participant attributable to employer contributions under any other tax-qualified defined benefit pension plan under which the participant receives credit for service which also constitutes credited service under the CPP.

The normal retirement benefit of a participant will be his or her basic retirement benefit as determined above multiplied by 100% (minus any percentage attributable to the cost of a pre-retirement survivor annuity, if applicable) and multiplied by (a) the actuarial equivalent factor of the normal form of benefit for the participant or (b) the actuarial equivalent factor of any optional form of retirement benefit provided for under the CPP that the participant elects to receive instead of the normal form. Optional forms of benefit include Contingent Annuity of 25%, 50%, 75% or 100%, 120 Months Certain and Life Option, Level Income Option, and Level Income and Contingent Annuity Option.

Retirement Contribution

The Retirement Contribution (RC) is an additional component of the Barnes Group Inc. Retirement Savings Plan (RSP). Certain salaried employees hired on or after January 1, 2013, who are not eligible to participate in the CPP (which was closed to new participants effective December 31, 2012), receive an annual retirement contribution of 4% of eligible earnings subject to 5 year graded vesting. The RSP is a defined contribution savings plan with a 401(k) elective deferral and matching contribution feature for all participants. For the RSP, 100% vesting in matching contributions occurs upon 2 years of service. Among the NEOs, only Messrs. Beck and Mayo are eligible for the RC component of the RSP.

Retirement Benefit Equalization Plan

The Retirement Benefit Equalization Plan (RBEP) provides defined benefits on base salary earnings in excess of Internal Revenue Service limits on qualified plans that apply to the CPP for eligible salaried employees, officers and NEOs who do not meet MSSORP or DC Plan vesting requirements. For example, the Internal Revenue Code Section 415 limit (i.e. the annual contribution limit to a defined contribution plan ($55,000 through December 31, 2018) and the annual benefits payable from defined benefit plans ($220,000 through December 31, 2018)) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($275,000 through December 31, 2018)).

Mr. Stephens and Ms. Edwards are eligible to participate in the defined benefit RBEP. Generally, the defined benefit RBEP is structured to pay the participants the difference between the benefits paid under the CPP and what the participant would have received but for the statutory limitations. The defined benefit RBEP takes into account base salary for purposes of determining the benefits accrued under the plan. This defined benefit RBEP, applicable to the CPP, was closed to new participants effective December 31, 2012, with no impact to the benefits of existing participants.

Modified Supplemental Senior Officer Retirement Plan

The MSSORP provides supplemental retirement benefits to selected employees of the Company including Mr. Dempsey. The MSSORP was closed to new participants on December 31, 2008 and replaced by the 2009 Deferred Compensation Plan.

The MSSORP provides certain early or normal retirement benefits to participants as follows. The normal retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant’s final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to 15;
(b)	equals the participant’s CPP benefit;
(c)	equals the participant’s Social Security benefit; and
(d)	equals the participant’s prior employer benefit.

The early retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c) and (d), where:

(a)

equals 55% of the participant’s final average compensation (which generally includes base salary and annual incentive compensation) multiplied by the ratio (not to exceed 1.0) of his or her credited service to the greater of 15 years or the credited service the participant would have completed had credited service continued to age 62 multiplied by a percentage factor (less than 100%) based on the participant’s age at the time that benefits commence;

(b)	equals the participant’s CPP benefit as of such date;
(c)	equals the participant’s Social Security benefit; and
(d)	equals the participant’s prior employer benefit multiplied by the same percentage factor based on the participant’s age used in the calculation of (a).

The MSSORP is structured to cover any gaps of coverage under the CPP and RBEP up to 55% of a participant’s final average compensation. This is because when an individual becomes eligible for the MSSORP, a portion of the benefits are based on amounts earned and vested under the CPP and RBEP, which all vest prior to the MSSORP benefits.

“Final average compensation” has the same meaning as Final Average Earnings under the CPP except that “final average compensation” is not subject to the IRS qualified plan compensation limits. In addition, “final average compensation” includes annual cash incentive awards. The “Qualified Plan benefit” is the annual pension benefit payable as a single life annuity upon the participant’s actual retirement date, excluding any portion of such annual pension benefit attributable to any period after, or any compensation earned after, the participant has a “separation from service” within the meaning of Internal Revenue Code Section 409A. “Social Security benefit” means the participant’s annual Social Security benefit. “Prior employer benefit” means any benefit paid or payable by any prior employer of the participant.

For participants who had attained age 55 as of January 1, 2009, distributions are made in the form of an annuity. For participants who had not attained age 55 as of January 1, 2009 (currently, all NEOs that participate in the plan), distributions generally are made in 5 installments over a 4-year period following retirement; provided, however, that if the participant terminates employment before attaining age 55, the participant is instead entitled to benefits under the RBEP.

Nonqualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax qualified:

Name of Executive[1]	Aggregate Beginning Balance in Last Fiscal Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End[2]
Christopher J. Stephens, Jr. SVP, Finance and CFO	$1,216,660	$0	$157,105	-$101,377	$0	$1,272,388
Scott A. Mayo[3] SVP and President, Barnes Industrial	16,313	0	6,800	-2,167	0	20,946
Michael A. Beck SVP and President, Barnes Aerospace	7,716	0	5,400	-671	0	12,445
Dawn N. Edwards SVP, Human Resources	581,416	0	74,462	-44,176	0	611,702
1.	Nonqualified deferred compensation plans and participants are described in the table on page 36.
2.	Prior year Summary Compensation tables include all contributions and earnings, with the exception of 2017 and 2018 earnings which are excluded from the Summary Compensation Table.
3.	Effective February 8, 2019, Mr. Mayo no longer holds the position of Senior Vice President, Barnes Group Inc. and President, Barnes Industrial.

Deferred Compensation Plan

The Barnes Group 2009 Deferred Compensation Plan (DC Plan) was authorized by the Board in July 2009 effective September 1, 2009. Officers of the Company who were elected or appointed on or after January 1, 2009 until April 1, 2012 when the DC Plan was closed to any new or rehired otherwise eligible executive, were eligible to participate in the DC Plan at the Board’s discretion. The DC Plan replaced the MSSORP which was closed to new participants as of December 31, 2008. Mr. Stephens and Ms. Edwards are the only NEOs that participate in the DC Plan.

There are no participant contributions to the DC Plan; rather, for each DC Plan participant, the Company credits an annual hypothetical contribution equal to 20% of the compensation above the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes, currently $275,000) or such other amount determined by the Compensation Committee. The hypothetical contributions credited are adjusted according to the performance of investment options provided under the DC Plan. Each participant in the DC Plan determines from the investment options available how his or her fund will be invested. The DC Plan provides most of the same investment options as the Barnes Group Inc. Retirement Savings Plan. Subject to the Company’s amendment and termination rights and other DC Plan and trust provisions, participants generally vest upon attaining the age of 55 and 10 years of service; provided that the Board may reduce the required years of service to five years for any given participant; and provided further that, for death and defined disabilities, vesting occurs if a participant is at least 55 with five years of service. Distributions under the DC Plan generally are made in five installments over a four-year period. If, at separation from service or death, a participant has satisfied the age and service conditions for the payment of a benefit under the DC Plan, a benefit under the RBEP will not be paid to the participant.

As of December 31, 2018, if Mr. Stephens was not a participant in the DC Plan, the present value of his accumulated benefit under the RBEP would be $395,223. As of December 31, 2018, if Ms. Edwards was not a participant in the DC Plan, the present value of her accumulated benefit under the RBEP would be $107,864. The amount that the Company contributes under the DC Plan is also included in the “All Other Compensation” column of the Summary Compensation Table for Mr. Stephens and Ms. Edwards.

Retirement Benefit Equalization Plan

In addition to the defined benefit RBEP described on page 46, the defined contribution RBEP provides defined contributions on base salary earnings in excess of Internal Revenue Service limits on qualified plans related to the RC component of the RSP for eligible salaried employees, officers and NEOs. For example, the Internal Revenue Code Section 415 limit (i.e. the annual contribution limit to a defined contribution plan ($55,000 through December 31, 2018) and the annual benefits payable from defined benefit plans ($220,000 through December 31, 2018)) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($275,000 through December 31, 2018)).

Messrs. Beck and Mayo are eligible to participate in the defined contribution RBEP. Generally, the defined contribution RBEP is structured to pay the participants the difference between the benefits paid under the RC component of the RSP and what the participant would have received but for the statutory limitations. The defined contribution RBEP takes into account base salary for purposes of determining the benefits accrued under the plan. NEOs that participate in the RC component of the RSP are eligible to receive a supplemental annual retirement contribution of 4% of eligible earnings under the defined contribution RBEP as a nonqualified contribution on base salary earnings in excess of Internal Revenue Service limits. The defined contribution RBEP, applicable to the RC component of the RSP, became effective, January 1, 2013. The amount that the Company contributes under the defined contribution RBEP is also included in the “All Other Compensation” column of the Summary Compensation Table for Messrs. Beck and Mayo (excluding 2018 earnings).

Post Termination And Change In Control Benefits

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company. The key provisions of those arrangements are described below, and then the values of potential payments that would be due if termination of employment or a change in control occurred on December 31, 2018 are set forth in the tables following the description.

Severance Agreement

All of our NEOs are eligible for certain severance benefits in connection with a change in control or a separation from service following a change in control under the terms of a severance agreement. Generally, our severance agreements are based on the same form agreement. The term of each severance agreement is one year with an automatic annual extension commencing on each January 1, unless the Company or the NEO provides written notice not later than September 30 of the preceding year of a determination not to extend the severance agreement. However, if a change in control occurs during the term of the severance agreement, the term will expire no earlier than 24 months after the month in which the change in control occurs. The Compensation Committee believes that the Company’s severance agreements for its NEOs help assure that the NEOs will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if they might face possible termination of employment as a result of such a transaction.

The severance agreements provide, among other things, that upon the occurrence of a change in control, NEOs are entitled to a cash payment equal to a prorated target annual bonus for the year in which the change in control occurs which will be credited against any annual bonus or incentive award that each NEO is otherwise entitled to receive with respect to such year.

In addition, if, following a change in control and during the applicable term of the severance agreement, a NEO’s employment is involuntarily terminated other than for cause or if the NEO voluntarily terminates employment for good reason, then each NEO is entitled to certain severance payments and benefits conditioned upon executing a release. These payments and benefits generally consist of the following:

●	An amount equal to two times the most recent base salary and two times the highest of (i) the annualized average bonus for up to three years prior (or such annualized year if applicable) to the (a) separation from service; or (b) change in control; or (ii) the target bonus for the year in which the separation from service occurs;
●	Cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any pro rata bonus previously paid for the same period);
●	Twenty-four months of additional age credit, benefit accruals and vesting credit under the Company’s non-qualified and qualified retirement plans, with the resulting benefits payable either at the times provided by such plans or in an actuarially equivalent lump sum on March 1 of the year following the year in which the date of termination occurs;
●	Twenty-four months of continued financial planning assistance at the Company’s expense;
●	Twenty-four months continued participation in any welfare plans of the Company (including medical, dental, death, disability, and the Company’s SEELIP, if applicable) in which the NEO was participating at the time of termination of employment or change in control; and
●	An additional payment each month during the 24 month period to gross-up the NEO for all taxes due on the medical and dental benefits payable under the severance agreement.

For purposes of the severance agreements, “good reason” generally includes a termination by a NEO, subject to an applicable cure period, for: (i) the assignment of any duties materially inconsistent with the NEO’s status as an executive officer or a material adverse alteration in the nature or status of the NEO’s responsibilities from such responsibilities in effect prior to the change in control, (ii) a reduction in the annual base salary of more than 5% or $20,000, (iii) greater than a 50-mile change in the location of Company executive offices, and (iv) the failure to follow procedures in the event of a termination for “cause.”

If, during the term of the severance agreement following a change in control, the Company disputes that a NEO’s employment has been involuntarily terminated other than for cause or that the NEO terminated employment for good reason, the Company may be obligated under the severance agreement to continue to pay the executive salary, bonus, benefits and perquisites as described above for the balance of the term of the severance agreement, in addition to the payments and benefits described above.

If NEOs become entitled to health, welfare, pension and other benefits of the same type as referred to above during the 24-month period following employment termination, the Company will stop providing these benefits and the NEO may be obligated to repay a portion of any benefits that were previously paid as described above in a lump sum.

The Company’s severance agreements also provide that, if any payment or benefit would be subject to excise tax imposed under Section 4999 of the Internal Revenue Code, the severance payments and benefits to the executive will be reduced if and to the extent that reducing the payments and benefits would result in the executive retaining a larger amount, on an after-tax basis, than if he or she had received the entire amount of such payments and benefits and paid the applicable excise tax (i.e. the Company does not provide a tax gross-up for any excise taxes as a result of change in control benefits).

Each NEO’s severance (change in control) agreement supersedes any other agreements and plans that apply in the event that the executive’s employment with the Company is terminated following a change in control without cause or by the executive for good reason. The superseded agreements and plans include the Barnes Group Inc. Executive Separation Pay Plan described below.

Barnes Group Inc. Executive Separation Pay Plan

During 2018, each of our NEOs was covered by the Executive Separation Pay Plan. The Executive Separation Pay Plan provides for severance payments and benefits to an eligible executive who experiences an involuntary separation from service without cause provided that, after December 31, 2008, such separation is not covered by a severance agreement. No payments or benefits are made to an executive whose employment is terminated due to misconduct of any type, including, but not limited to, violation of Company rules or policies or any activity which results in a conviction of a felony or if the employment termination is a result of the sale of a business unit of the Company and the employee is offered employment by the purchaser within 30 days after the closing of the sale, in a comparable position and for substantially equivalent compensation and benefits as before the sale.

Under the Executive Separation Pay Plan, a terminated eligible NEO is entitled to minimum severance of one month’s base salary or the amount of accrued vacation pay, whichever is greater. In order to receive the higher severance benefit of 12 months’ salary continuation (or, 24 months’ salary and pro rata actual bonus in the case of Mr. Dempsey) plus accrued vacation pay, the eligible NEO must execute a release of claims acceptable to the Company. The salary portion of such severance is to be paid on regular payroll dates but payments may be delayed until six months after separation from service if necessary to comply with Internal Revenue Code Section 409A. The vacation pay portion is to be paid in a lump sum. The pro rata actual bonus to be paid to Mr. Dempsey would be paid in a lump sum. During the severance period, benefits will continue to be provided pursuant to medical, dental, flexible benefit and premium payments and benefits under the SEELIP, ELIP or EGTLIP will be continued for NEOs.

Annual Incentive Plans

Participants in the PLBP for any year whose employment is involuntarily terminated by the Company other than for cause on or after November 1 and before awards are paid for such year are eligible to receive prorated awards for such year based on actual performance, as are participants who are terminated by reason of retirement, death or disability. A participant whose employment terminates for any other reason before awards are paid for a year is not eligible to receive an award.

Retirement Plans

The amount and form of pension benefits that would be paid upon a qualifying retirement under our CPP, the RBEP and the MSSORP are disclosed in the Pension Benefits table on page 44 above and the accompanying discussion. Any additional retirement benefits that would be payable in the event of termination of employment or a change in control are shown in the Potential Payment Upon Termination Or Change In Control table on page 52.

Awards Granted Under The Stock And Incentive Award Plan

The table below summarizes potential payments upon termination or change in control pursuant to each of the Company’s stock option, RSU and PSA standard agreements. The applicable agreement contains the complete and controlling terms and conditions that apply to each type of award, which may vary by individual. For awards granted after January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 55 with 10 years of service. For awards granted prior to January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 62 with 5 years of service.

Termination Scenario	Stock Options	Restricted Stock Units	Performance Share Awards
Involuntary termination without cause	Vested options will remain exercisable for one year from the date of termination. Unvested options will terminate.	Unvested portion of award will terminate.	For awards granted at least one year prior to termination, a pro rata payout will be made based on actual performance, at the end of the three-year performance period. All unearned PSAs will terminate.
Death	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for one year after termination.	A pro rata portion of unvested shares will immediately vest.	A pro rata payout will be made based on actual performance, at the end of the three-year performance period, and any unearned portion of the award will terminate.
Disability	Grants 2016 or later: unvested options continue to vest while executive is disabled. Upon a change in status, any unvested options will terminate. Any vested options remain exercisable for one year.	Shares will continue to vest while executive remains disabled. Upon a change in status, any unvested portion of the award will terminate.	A pro rata payout will be made based on actual performance, at the end of the three-year performance period, and any unearned portion of the award will terminate.
Retirement	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for five years after the termination date.	A pro rata portion of unvested shares will immediately vest.	A pro rata payout will be made based on actual performance, at the end of the three-year performance period, and any unearned portion of the award will terminate.
Termination for cause or voluntary resignation	All outstanding stock options will terminate.	Unvested portion of the award will terminate.	All unvested PSAs will terminate.

Change in control and termination other than for cause within two years	All unvested options will immediately vest and remain exercisable for two years after the termination date.	All unvested shares will immediately vest.	Vesting of PSAs based on actual performance will occur for full years that have been completed and based on target for any remaining period.

Potential Payment Upon Termination Or Change In Control

The amount of compensation payable to each NEO if termination of employment or a change in control occurs, assuming a December 31, 2018 triggering event, is listed in the table below1.

	Voluntary Termination[7]	For Cause Termination[8]	Without Cause/Good Reason Termination[9]	Death[10]	Disability[11]	Change in Control[12]	Change in Control with Termination[13]	Retirement[14]
P. Dempsey Cash Compensation/Severance			$2,759,155	$1,009,155	$1,009,155		$3,448,933
Additional Retirement Benefits[2]							1,740,689
Continuation of Other Benefits[3]			382,085				382,085
Stock Options[4]				682,141			889,148
Restricted Stock Units[5]				990,844			1,654,981
Performance Share Awards[6]			4,625,619	5,299,443	5,299,443		7,421,008
Total			7,766,859	7,981,583	6,308,598		15,536,844
C. Stephens, Jr. Cash Compensation/Severance			866,751	376,751	376,751		1,979,818
Additional Retirement Benefits[2]							507,626
Continuation of Other Benefits[3]			144,857				274,714
Stock Options[4]				173,956			224,599
Restricted Stock Units[5]				307,779			527,192
Performance Share Awards[6]			907,965	1,034,866	1,034,866		1,431,654
Total			1,919,573	1,893,352	1,411,617		4,945,603
S. Mayo Cash Compensation/Severance			627,777	187,777	187,777	$32,223	1,584,121
Additional Retirement Benefits[2]							57,802
Continuation of Other Benefits[3]			57,877				100,754
Stock Options[4]				111,760			144,643
Restricted Stock Units[5]				193,300			327,028
Performance Share Awards[6]			586,245	661,313	661,313		906,178
Total			1,271,899	1,154,150	849,090	32,223	3,120,527
M. Beck Cash Compensation/Severance			816,827	406,827	406,827		1,748,956
Additional Retirement Benefits[2]							49,241
Continuation of Other Benefits[3]			59,247				103,494
Stock Options[4]				152,267			195,936
Restricted Stock Units[5]				244,829			387,512
Performance Share Awards[6]			947,787	1,019,280	1,019,280		1,248,059
Total			1,823,861	1,823,203	1,426,107		3,733,198
D. Edwards Cash Compensation/Severance			524,518	214,518	214,518		1,198,207
Additional Retirement Benefits[2]							328,970
Continuation of Other Benefits[3]			90,048				165,096
Stock Options[4]				66,289			85,857
Restricted Stock Units[5]				117,052			200,110
Performance Share Awards[6]			350,317	396,788	396,788		546,924
Total			964,883	794,647	611,306		2,525,164
1.

The value of equity awards vesting upon a change in control, death or disability are equal to the grant’s intrinsic value as of December 31, 2018 based on the closing market price of $53.62. Equity awards and non-equity incentive plan compensation that were fully vested by their terms as of December 31, 2018 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End table.

2.

The value of these benefits is based upon provisions of the change in control severance agreements with our NEOs whereby the executives are entitled to the value of additional retirement benefits that would have been earned had they continued employment for two additional years after employment termination.

3.

The value of these benefits is based upon the Executive Separation Pay Plan and the change in control severance agreements with our NEOs whereby the executives are entitled to continued participation in the Company’s welfare and fringe benefit plans for 12 or 24 months upon covered terminations of employment, and continuation of premium payments and benefits under the SEELIP, ELIP, or EGTLIP as applicable. Although continued participation may cease to the extent the NEO subsequently has coverage elsewhere, the numbers set forth in the table above reflect an estimate of coverage for the maximum applicable time period.

4.

Amounts reflect the difference between the exercise price of the options underlying the awards and the closing market price of $53.62 as of December 31, 2018. Options with a strike price greater than $53.62 are excluded. Equity awards that were fully vested by their terms as of December 31, 2018 are not included in the numbers shown above. Calculation assumes that options are exercised immediately, although severance agreements allow 2 years to exercise following a Change in Control and in accordance with the table on page 51 in the case of termination. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End table.

5.	Amounts reflect the market value of the shares underlying the awards as of December 31, 2018 at the closing market price of $53.62 and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2018. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End table.
6.	Amounts reflect the market value of the shares underlying the awards as of December 31, 2018 at the closing market price of $53.62 and assume target level performance and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2018. No values are included in the Change In Control column because performance results are determined and approved by the CMDC in February 2019.
7.	No additional payment is due under the Annual Incentive Plans for the Cash Compensation/Severance row of the table; participants must be employed on the date of payment to receive an award.
8.	The Executive Separation Pay Plan stipulates no separation benefits are due if the executive is terminated for misconduct. Under the Annual Incentive Plans, the officer generally must be employed on the date of payment to receive an award. A retirement-eligible officer also gets no bonus under the Annual Incentive Plans if terminated for Cause.
9.	The amount in the Cash Compensation/Severance row of the table equals one year’s salary (or two years’ salary for Dempsey) and includes a pro-rated award under the Annual Incentive Plans for all executives. Under the Annual Incentive Plans, an executive terminated other than for cause on or after November 1, 2018 is entitled to a pro-rated payout. For Without Cause/Good Reason Termination, performance shares granted over a year prior to the termination date are pro-rated at target.
10.	No additional salary is due upon death or disability, but, under the Annual Incentive Plans, the participant would be entitled to a pro-rated award for a death or disability on December 31, 2018. Participants’ beneficiaries would also be entitled to life insurance benefits as well as certain pension plan death benefits not shown on this table. Prorated equity awards vest at date of death for awards granted on or after January 1, 2016. Proration is based on days worked in performance period for performance shares. Proration is based on days worked since grant date for other equity awards.
11.	Participants would be able to receive short-term disability and long-term disability payments available to all salaried employees for which amounts are not shown in the table above. Participants would also accrue service under some of the pension plans during a period of disability. Equity awards granted on or after January 1, 2016 (other than performance shares) are subject to continued vesting upon the occurrence, and continuation, of a qualifying disability event. No incremental value is shown for disability because vesting does not accelerate upon termination for disability. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End table.
12.	Upon a change in control event with continued employment, executives are entitled to a pro-rated target bonus. The table reflects a December 31, 2018 change in control event. Since a portion of the 2018 bonus is earned as of December 31, 2018, the Cash Compensation/Severance row includes the excess (if any) of the full-year target bonus over the amount actually awarded for the year. No performance share values are included in the Change In Control column because performance results are determined and approved by the CMDC in February 2019.
13.	Executives are entitled to two years’ salary and a pro-rated target bonus upon a change in control and qualifying termination. The table reflects a December 31, 2018 event. Since a portion of the 2018 bonus is earned as of December 31, 2018, the Cash Compensation/Severance row includes the excess (if any) of the pro-rated target bonus over the amount actually earned for the year. Agreements separately provide for a bonus component of the severance benefit. For all NEOs, this is based on a 2x multiple of a 3-year average bonus or the target bonus if target is more favorable, for post-change in control termination. The severance benefits shown for Mr. Dempsey for a post-change in control termination have been reduced by $932,943 to the largest after-tax payment.
14.	No pro-rated bonus is due to the executives as of December 31, 2018 as none of the NEOs were eligible to retire. Equity awards only allow for retirement treatment if an executive retires at or after attaining age 62 with at least five years of service for awards granted prior to 2016 or after attaining age 55 with at least 10 years of service for awards granted during or after 2016.

2018 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (the “Annual Total Compensation”) of our median employee and the Annual Total Compensation of our CEO. For 2018, our last completed fiscal year:

●	the median of the Annual Total Compensation of all our employees (other than our CEO), was $62,798; and,
●	the Annual Total Compensation of our CEO was $6,789,894.

Accordingly, the ratio of our CEO’s Annual Total Compensation to the median employee’s Annual Total Compensation was 108 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As permitted by the SEC rules, the median employee utilized for 2018 is the same employee identified for 2017 because there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to this pay ratio disclosure. In particular:

●

We have determined that the inclusion of 33 employees related to our 2017 acquisition of Gammaflux L.P. (and excluded under Instruction 7 to Item 402(u) of Regulation S-K in our 2018 proxy statement), which represent less than 1% of our total employee population, would not significantly change this pay ratio disclosure.

●

We have, as allowed by Instruction 7 to Item 402(u) of Regulation S-K, excluded the impact of our 2018 acquisitions of IGS (57 employees) and Gimatic (258 employees). In accordance with Item 402(u) of Regulation S-K, we will consider whether these employees would result in a significant change to our pay ratio for purposes of our 2020 proxy statement.

Finally, there have been no changes in the original median employee’s circumstances that the Company reasonably believes would result in a significant change to its prior pay ratio disclosure. Additional information about how we selected the median employee for 2017 is described in our 2018 proxy statement and consisted of the following methodology:

For 2017, to identify the median employee of our workforce, we used the following methodology and material assumptions and estimates:

●	As of October 1, 2017, the date we selected to identify the median employee, our employee population consisted of approximately 5,400 individuals.
●

We selected base salary / wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2017 as the compensation measure. We annualized the compensation of employees to cover the full calendar year, and also annualized pay for new hires in 2017.

Using the same median employee, we calculated that employee’s compensation for 2018 under Item 402(c)(2)(x) of Regulation S-K, resulting in the Annual Total Compensation shown above.

The Annual Total Compensation of our CEO shown above reflects the amount reported for Mr. Dempsey in the “Total” column for 2018 in the Summary Compensation Table included in this proxy statement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
Equity Compensation Plans
Approved by Security Holders:
Barnes Group Inc., Stock and	1,281,844[1]	37.87[2]	4,600,596[3]
Incentive Award Plan (2014 Plan)
Employee Stock Purchase Plan			269,665
(ESPP)
Non-Employee Director Deferred	36,000
Stock Plan, As Further Amended
Total	1,317,844		4,870,261
1.	Included in this amount are 227,980 shares reserved for RSU awards, 270,990 shares reserved for PSAs assuming target performance, and 98,894 shares reserved for PSAs assuming above target performance.
2.	Weighted-average exercise price excludes 498,970 shares related to RSU and PSA awards which do not have an exercise price.
3.	The 2014 Plan allows for stock options and stock appreciation rights to be issued at a ratio of 1:1 and other types of incentive awards at a ratio of 2.84:1.

STOCK OWNERSHIP

Security Ownership Of Certain Beneficial Owners

As of March 1, 2019, the individuals and institutions set forth below are the only persons known by us to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

	BlackRock Inc.	Bank of America Corporation	The Vanguard Group Inc.	Dimensional Fund Advisors LP	Wasatch Advisors, Inc.	Mr. Thomas O. Barnes
Common Stock	6,913,977	4,814,979	4,914,036	3,175,114	3,378,475	2,871,815*
Percent of common stock	13.5%	9.38%	9.57%	6.19%	6.70%	5.59%
Sole voting power	6,792,246	none	53,690	3,094,214	3,378,475	2,871,815*
Shared voting power	none	4,814,050	6,632	none	none	none
Sole investment power	6,913,977	none	4,858,148	3,175,114	3,378,475	932,658*
Shared investment power	none	4,814,347	55,888	none	none	1,939,157
*	Includes 12,000 shares Mr. T. Barnes has the right to receive under the Non-Employee Director Deferred Stock Plan.

The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, with the SEC on January 24, 2019; Schedule 13G/A filed by Bank of America Corporation, Bank of America Corporate Center, 100 N Tryon Street, Charlotte, NC 28255, with the SEC on February 13, 2019; Schedule 13G/A filed by The Vanguard Group Inc., 100 Vanguard Blvd., Malvern, PA 19355, with the SEC on February 11, 2019; Schedule 13G/A filed by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746, with the SEC on February 8, 2019; Schedule 13G filed by Wasatch Advisors, Inc., 505 Wakara Way, Salt Lake City, UT 84108, with the SEC on February 14, 2019; and Company records for Mr. T. Barnes, 123 Main Street, Bristol, CT 06010.

Security Ownership Of Directors And Executive Officers

As of March 1, 2019, each of our directors and NEOs and all directors and executive officers as a group beneficially owned the number of shares of Common Stock shown below. The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act.

Directors	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock
Thomas O. Barnes	2,871,815	5.59%
Elijah K. Barnes	37,256	0.07%
Gary G. Benanav	64,642	0.13%
Richard J. Hipple	4,842	0.01%
Thomas J. Hook	5,739	0.01%
Mylle H. Mangum	21,411	0.04%
Hans-Peter Männer	404,577	0.79%
Hassell H. McClellan	17,627	0.03%
William J. Morgan	42,370	0.08%
Anthony V. Nicolosi	3,115	0.01%
JoAnna L. Sohovich	10,293	0.02%
Total	3,483,687	6.78%

Officers	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock
Michael A. Beck	24,290	0.05%
Patrick J. Dempsey	481,441	0.93%
Dawn N. Edwards	110,561	0.22%
Scott A. Mayo	58,508	0.11%
Christopher J. Stephens, Jr.	132,812	0.26%
Total	807,612	1.57%

	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock
Current directors & executive officers as a group (18)	4,291,299	8.35%
1.	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this note.

Mr. T. Barnes has sole voting power with respect to 2,871,815 shares; sole investment power with respect to 932,658 shares, and shared investment power with respect to 1,939,157 shares. Of the shares of Common Stock owned by Mr. T. Barnes, 100,000 shares are pledged.

The shares listed for Messrs. Beck, Dempsey, Mayo, Stephens, Ms. Edwards and all directors and executive officers as a group include 19,739; 220,754; 29,085; 34,670; 34,402; and 338,650 shares, respectively, which they have the right to acquire within 60 days after March 1, 2019.

The shares listed for Messrs. T. Barnes, Dempsey, Stephens, Ms. Edwards and all directors and executive officers as a group include 35,010; 4,114; 2,124; 15,639; and 56,887 shares, respectively, over which they have shared investment power. These shares are held under the Company's Retirement Savings Plan.

The shares listed for Messrs. T. Barnes, Benanav and Ms. Mangum include 12,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described in "Director Compensation" on page 19.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and beneficial owners of 10% or more of our Common Stock file reports with the SEC concerning their ownership, and changes in their ownership, of our Common Stock. Based on our review of reports filed with the SEC and written representations from our directors and executive officers, we had no late Forms 3, 4, or 5 in 2018.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors. During 2018, no member of the Compensation Committee had a relationship with the Company or any of our subsidiaries, other than as directors and shareholders, and no member was an officer or employee of the Company or any of our subsidiaries, a participant in a related person transaction or an executive officer of another entity, where one of our executive officers serves on the board of directors that would constitute a related person transaction or raise concerns of a Compensation Committee interlock.

RELATED PERSON TRANSACTIONS

Policies And Procedures For Related Person Transactions

The Company has a written policy regarding related person transactions. The policy covers all related person transactions or series of similar transactions. All related person transactions are to be in the best interests of the Company and its stockholders and, unless different terms are specifically approved or ratified by the Corporate Governance Committee, must be on terms that are no less favorable to us than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. The Corporate Governance Committee may consider the following:

●	the extent of the related person’s interest in the transaction;
●	whether the transaction would create an actual or apparent conflict of interest;
●	the availability of other sources or comparable products or services, if applicable;
●	whether the item is generally available to substantially all employees, if applicable;
●	the benefit to the Company; and
●	the aggregate value of the transaction.

Our General Counsel is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all “material” related person transactions (those required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC) are presented to the Corporate Governance Committee for pre-approval or ratification in its discretion. Each director and executive officer is responsible for promptly notifying our General Counsel of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction.

For related person transactions that are not material, our General Counsel is to determine whether the transaction is in compliance with the policy. If a non-material related person transaction involves the General Counsel, the Chief Financial Officer assumes the responsibilities of the General Counsel with respect to the policy.

Related Person Transactions For 2018

In 1999, the Company entered into collateral assignment split dollar life insurance agreements (“Agreements”), which replaced similar agreements that had been entered into in 1985, with our current Chairman of the Board and his sister. The insured under the policies is the father of our current Chairman of the Board. The current beneficiaries under the policies are our current Chairman and his sister. The Agreements were originally entered into when our current Chairman’s father was the Company’s chief executive officer and chairman of the board, and they were customary at the time. From 1985 to 2017, the Company has paid an annual premium of $49,500 for each policy as required under the Agreements. In 2018, the two policies were amended such that there are no additional annual premiums due and designed to preserve the cash value at a level that approximates the aggregate premiums, which resulted in a reduction in death benefits. Upon termination of the Agreements or death of the insured, the Company is entitled to the greater of the aggregate premiums paid or the cash value of the policies. As of December 31, 2018, the death benefit of each policy was $2,362,000, the aggregate premiums paid by the Company for each policy was $1,764,844, and the cash value of each policy was $1,636,730.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of independent Directors functioning in accordance with a written charter adopted and approved by the Board of Directors, reviewed at least annually by the Audit Committee and available on the Company’s website. As provided in its charter, the Audit Committee’s purpose is to assist the Board of Directors in fulfilling specified responsibilities, including oversight of the process for external financial reporting. The Audit Committee relies on the expertise and knowledge of management and the Company’s independent registered public accounting firm in carrying out its oversight responsibilities.

The Board of Directors has made an affirmative determination that each member of the Audit Committee is independent under the SEC and NYSE rules applicable to audit committee members. Further, the Board of Directors has made an affirmative determination that in light of their respective backgrounds and experiences, each member of the Audit Committee meets the financial literacy requirements for service to the Audit Committee and at least one member is an “audit committee financial expert” as such term is defined in the SEC rules.

Through regularly scheduled meetings, the Audit Committee facilitates open communication with the Board of Directors, Company management and the Company’s independent and internal auditors. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls for preparing financial statements and for the public reporting process. The Company’s independent registered public accounting firm for 2018, PricewaterhouseCoopers LLP (PwC), was responsible for expressing opinions on the conformity of the Company’s audited financial statements for the year ended December 31, 2018 with generally accepted accounting principles and on the effectiveness of internal control over the Company’s financial reporting.

With respect to the fiscal year ended December 31, 2018, the Audit Committee, among other things:

●	discussed with the Company’s internal auditor and PwC the overall scope and plans for their respective audits, and
●	reviewed and discussed with management, internal audit, and PwC the Company’s: (i) financial reporting process, (ii) internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, (iii) the audited financial statements, (iv) management’s report on the operating effectiveness of internal control over financial reporting, and (v) PwC’s audit report and attestation report on the Company’s internal control over financial reporting included in the Company’s Annual Report on Form 10-K.

This review and discussion included a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and, with regard to PwC, the additional matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard (AS) No. 1301.

The Audit Committee reviewed and discussed the qualifications, performance and independence of PwC. In conjunction with the review of PwC’s independence, the Audit Committee received from PwC the written disclosures and letter required by PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with PwC the firm’s independence from the Company and management, including among other things, the compatibility of non-audit services with maintaining PwC’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself that PwC’s provision of non-audit services is compatible with PwC’s conclusion regarding their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors and the Board of Directors approved inclusion of the audited financial statements for the fiscal year ended December 31, 2018 in the Company’s Annual Report on Form 10-K for 2018 filing with the SEC.

The Audit Committee

William J. Morgan, Chair
Elijah K. Barnes
Thomas J. Hook
Hassell H. McClellan
Anthony V. Nicolosi

Principal Accounting Fees And Services

The following table summarizes the fees for professional services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2018 and 2017:

Type of Fees	2018	2017
Audit Fees[1]	$3,063,806	$2,402,015
Audit-Related Fees[2]	1,113,000	766,075
Tax Fees[3]	813,806	808,510
All Other Fees[4]	1,800	2,000
Total Fees	4,992,412	3,978,600
1.

Fees for services provided for the integrated audit of the Company’s annual consolidated financial statements and internal controls over financial reporting and reviews of consolidated financial statements included in the Company’s Form 10-Qs for the respective years as well as for services provided for statutory and regulatory filings for the respective years. Fees for 2018 include additional audit services related to acquisitions and the 2018 adoption of the new revenue recognition standard.

2.

Fees for services related to due diligence and audits of employee benefit plans for the respective years as well as the Company’s preparation for the adoption of the new leasing standard in 2018 and the new revenue recognition standard in 2017.

3.	Fees for tax compliance, advice and planning services including assistance with international compliance requirements and domestic and international consulting and planning services.
4.	Fees for products and services not reported above; includes the license fees for PricewaterhouseCoopers LLP’s online research software Inform.

Proposal 3 – Ratify The Selection Of PricewaterhouseCoopers LLP As The Company’s Independent Auditor For 2019

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Although not required by the Company’s Charter or Bylaws, the Company has determined to ask stockholders to ratify this selection as a matter of good corporate practice. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, have the opportunity to make a statement, if desired, and be available to respond to appropriate questions.

The Board recommends a vote FOR this Proposal.

VOTING INFORMATION

Who Can Vote

Only stockholders of record at the close of business on March 8, 2019 will be entitled to vote at the 2019 Annual Meeting. As of March 8, 2019, the Company had 51,375,579 outstanding shares of common stock, par value $.01 per share (Common Stock), each of which is entitled to one vote.

Voting Your Shares

You can vote your shares either by proxy or in person at the 2019 Annual Meeting. If you choose to vote by proxy, you can do so in one of three ways, as follows.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. E.T. the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode (left)
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. E.T. the day prior to the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by internet or telephone, you should not return your proxy card.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Proxies will be solicited on behalf of the Board by mail and other electronic means or in person, and we will pay the solicitation costs.

Revocation Of Proxy

A stockholder who executes and delivers a proxy may revoke it at any time before it is exercised by voting in person at the 2019 Annual Meeting, by delivering a subsequent proxy, by notifying the inspectors of the election in person or in writing or, if previous instructions were given through the internet or by telephone, by providing new instructions by the same means.

Quorum

For the business of the 2019 Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the 2019 Annual Meeting must be present in person or represented by proxy at the 2019 Annual Meeting to have a quorum. Shares represented at the meeting by proxies including abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum.

Voting Standards And Board Recommendations

Voting Item		Voting Standard	Board Recommendation
1.	Election of 12 directors	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter. Proxies may not be voted for more than the number of nominees named by the Board.	For
2.	Advisory vote for the resolution to approve the Company’s executive compensation	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter.	For
3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2019	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter.	For

Broker Non-votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Under applicable NYSE rules, if you hold your shares through a bank or brokerage firm and your broker delivers the Notice of Internet Availability or the printed proxy materials to you, the broker has discretion to vote on “routine” matters only. Of the matters to be voted on as described in this proxy statement, only the ratification of the selection of our independent registered public accounting firm is considered “routine” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.

Effect Of Broker Non-votes And Abstentions

Abstentions and broker non-votes will not have an effect on the outcome of Proposal 1 (election of directors). In voting on Proposal 2 (executive compensation) and Proposal 3 (independent auditor), abstentions will have the effect of votes against the proposals and broker non-votes will not have an effect on the outcome of the vote.

Participants In The Barnes Group Inc. Retirement Savings Plan

You must provide the trustee of the Barnes Group Inc. Retirement Savings Plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the internet. You cannot vote your shares in person at the 2018 Annual Meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. Except as otherwise required by law, if the trustee does not receive your instructions, the trustee will vote your shares in the same proportion on each issue as it votes those shares for which it has received voting instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. E.T. on May 1, 2019.

DOCUMENT REQUEST INFORMATION

E-Proxy Process

According to the rules of the Securities and Exchange Commission (the SEC), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials (proxy statement for the 2018 Annual Meeting, the proxy card and the 2018 Annual Report to Stockholders) by providing access to these materials on the internet.

A Notice of Meeting and Internet Availability of Proxy Materials will be mailed to stockholders on or about March 22, 2019. We are providing this notice in lieu of mailing the printed proxy materials and instructing stockholders as to how they may: (1) access and review the proxy materials on the internet; (2) submit their proxy; and (3) receive printed proxy materials.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis at no charge by following the instructions in the notice. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.

Stockholders Requesting Copies Of 2018 Annual Report

Stockholders may request and we will promptly mail without charge a copy of the 2018 Annual Report by writing to: Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Householding Of Annual Meeting Materials

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the 2018 Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.

Upon written or oral request to Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or via telephone to the Investor Relations department at (800) 877-8803, we will promptly provide separate copies of the 2018 Annual Report and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or the 2018 Annual Report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2, and 3 of the Notice of 2019 Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given before the meeting, will be voted in the manner specified therein.

Stockholder Recommended Director Candidates

The Corporate Governance Committee will consider director candidates recommended by stockholders of the Company. The Corporate Governance Committee evaluates stockholder-recommended candidates in the same manner as all other candidates. Any stockholder wishing to submit a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee
c/o Senior Vice President, General Counsel and Secretary
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010

Stockholder recommendations must comply with the information requirements of the notice provisions contained in the Company’s Bylaws in order to be considered. Letters recommending a director candidate must include, among other things, the stockholder’s name, address, and stock ownership information (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder’s beneficial ownership must be provided); the stockholder’s opinion as to whether the recommended candidate meets the definition of “independent” under the Company’s Corporate Governance Guidelines and is “financially literate” as contemplated by the NYSE rules; a description of all agreements, arrangements and understandings between the nominee and any other person regarding the nomination by such stockholder, and any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company; and the other disclosure requirements set forth in Section 7 of Article II of the Bylaws. The recommendation letter must also include similar information regarding the director candidate and other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws, and the stockholder must include a completed questionnaire, representation and agreement signed by the candidate (which are provided by the Secretary of the Company upon written request). Stockholder nominations must also comply with the deadlines for submitting director nominations set forth in the Company’s Bylaws. A summary of these procedures is set forth below under the caption “Stockholder Proposals for 2020 Annual Meeting”.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

A proposal for action to be presented by any stockholder at the 2020 Annual Meeting of Stockholders will be acted upon only:

If the proposal is to be included in the proxy statement and form of proxy, the proposal is received at the Company’s Office of the Secretary at the address below on or before November 23, 2019; or

If the proposal is not to be included in the proxy statement, or to nominate candidates for election as directors, it must be in accordance with our Bylaws, which provide that they may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by us between December 5, 2019 and January 4, 2020.

The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the 2020 Annual Meeting, the reasons for conducting the business at the 2020 Annual Meeting and the stockholder’s ownership of the Company’s capital stock. The requirements for the notice are set forth in the Bylaws, which are available on the Company’s website, www.BGInc.com. Stockholders may also obtain a copy by writing to the Company at:

Legal Services Barnes Group Inc. 123 Main Street Bristol, Connecticut 06010

March 20, 2019

BARNES GROUP INC. RESOURCES

●Corporate	http://www.barnesgroupinc.com/
●Leadership Team	http://www.barnesgroupinc.com/about-bgi/leadership-team.aspx
●Investor Relations	http://ir.barnesgroupinc.com/investor-relations/overview/default.aspx
●Annual Meeting	http://s2.q4cdn.com/115332500/files/doc_downloads/annual_reports/2015/Barnes-Group-Inc.-2015-Annual-Report-(web_bmk).pdf
●Proxy Statement	http://s2.q4cdn.com/115332500/files/doc_downloads/supplemental_report_2014/2016/Barnes-Group-Inc-2016-Proxy-Statement-(bookmarked).pdf
●Press Releases	http://ir.barnesgroupinc.com/investor-relations/press-releases/default.aspx
●Events and Presentations	http://ir.barnesgroupinc.com/investor-relations/events-and-presentations/default.aspx
●Barnes Enterprise System (BES)	http://www.barnesgroupinc.com/about-bgi/barnes-enterprise-system.aspx
FINANCIAL REPORTING
●Annual Reports	http://ir.barnesgroupinc.com/investor-relations/financial-reports/annual-reports/default.aspx
●SEC Filings	http://ir.barnesgroupinc.com/investor-relations/financial-reports/sec-filings/default.aspx
●Quarterly Reports	http://ir.barnesgroupinc.com/investor-relations/financial-reports/quarterly-reports/default.aspx
GOVERNANCE
●Board of Directors	http://www.barnesgroupinc.com/about-bgi/board-of-directors.aspx
●Communicating Concerns to Directors	https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp
●Audit Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/audit-committee/default.aspx
●Compensation and Management Development Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/compensation-and-management/default.aspx
●Corporate Governance Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/corporate-governance-committee/default.aspx
●Executive Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/executive-committee/default.aspx
●Company Bylaws	http://s2.q4cdn.com/115332500/files/doc_downloads/Barnes/ Laws-Effective-7-28-2016.pdf
●Certificate of Incorporation	http://s2.q4cdn.com/115332500/files/doc_downloads/Barnes/Restated-Certificate-of-Incorporation-05032013.pdf
●Corporate Governance Guidelines	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/executive-committee/default.aspx
●Code of Business Ethics and Conduct	http://s2.q4cdn.com/115332500/files/doc_downloads/code_of_business/2015/Code-of-Conduct-English-compressed.pdf
●Corporate Social Responsibility Report	http://www.barnesgroupinc.com/about-bgi/corporate-social-responsibility.aspx
●Code of Business Ethics and Conduct for Suppliers	https://s2.q4cdn.com/115332500/files/doc_downloads/Governance/2018/Code-of-Business-Ethics-and-Conduct-for-Suppliers-11-6-2018.pdf
●Conflict Minerals Policy	http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/Conflict-Minerals-Policy.pdf
●California Transparency in Supply Chains Act Disclosure	http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/California-Transaparency-in-Supply-Chains-Act.pdf
STOCK INFORMATION
●Stock Quote and Chart	http://ir.barnesgroupinc.com/investor-relations/stock-information/stock-quote-and-chart/default.aspx
●Historical Price Lookup	http://ir.barnesgroupinc.com/investor-relations/stock-information/historical-price-lookup/default.aspx
●Dividends	http://ir.barnesgroupinc.com/investor-relations/stock-information/dividends-and-splits/default.aspx

ACRONYMS

AC	Audit Committee	NEO	Named Executive Officer
BOD	Board of Directors	NYSE	New York Stock Exchange
CD&A	Compensation Discussion and Analysis	OM	Operating Margin
CG	Corporate Governance Committee	PCAOB	Public Company Accounting Oversight Board
CMDC or Compensation Committee	Compensation and Management Development Committee	PLBP	Performance-Linked Bonus Plan
DC Plan	Deferred Compensation Plan	PSAs	Performance Share Awards
DWC	Days Working Capital	RBEP	Retirement Benefit Equalization Plan
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization	ROIC	Return on Invested Capital
EGTLIP	Executive Group Term Life Insurance Program	RSUs	Restricted Stock Units
ELIP	Enhanced Life Insurance Program	SEC	Securities and Exchange Commission
EPS	Earnings Per Share	SEELIP	Senior Executive Enhanced Life Insurance Program
ESPP	Employee Stock Purchase Plan	CPP	Consolidated Pension Plan
MICP	Management Incentive Compensation Plan	TSR	Total Shareholder Return
MSSORP	Modified Supplemental Senior Officer Retirement Plan

123 MAIN STREET
BRISTOL, CT 06010

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E56562-P18338	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BARNES GROUP INC.

The Board of Directors recommends you vote FOR all of the following director nominees:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Thomas O. Barnes	☐	☐	☐

	1b.	Elijah K. Barnes	☐	☐	☐

	1c.	Gary G. Benanav	☐	☐	☐

	1d.	Patrick J. Dempsey	☐	☐	☐

	1e.	Richard J. Hipple	☐	☐	☐

	1f.	Thomas J. Hook	☐	☐	☐

	1g.	Mylle H. Mangum	☐	☐	☐

	1h.	Hans-Peter Männer	☐	☐	☐

	1i.	Hassell H. McClellan	☐	☐	☐

	1j.	William J. Morgan	☐	☐	☐

	1k.	Anthony V. Nicolosi	☐	☐	☐

	1l.	JoAnna L. Sohovich	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain

2.	Advisory vote for the resolution to approve the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3:		For	Against	Abstain

3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditor for 2019.	☐	☐	☐

NOTE: To conduct such other business that may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

E56563-P18338

BARNES GROUP INC.
Annual Meeting of Stockholders
May 3, 2019 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas O. Barnes and Patrick J. Dempsey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Barnes Group Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Eastern Daylight Time (EDT) on May 3, 2019, at the DoubleTree by Hilton in Bristol, CT 06010, and any adjournment or postponement thereof. The shares represented by this proxy will be voted as directed by the undersigned stockholder(s). If no direction is given when this proxy is returned, such shares will be voted "FOR" all of the director nominees listed in proposal 1 and "FOR" proposals 2 and 3. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to the account under this plan, please read the following as to the voting of such shares: if you do not provide voting instructions to the Trustee by 11:59 PM EDT on May 1, 2019, these shares will be voted in the same manner and proportion as shares for which instructions are timely received from other plan participants.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side